Exhibit 10.1

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

between

VISHAY INTERTECHNOLOGY, INC.

and

VISHAY PRECISION GROUP, INC.

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Annex A	VPG Group Balance Sheet

SCHEDULES
Schedule 1.1	Capital Allocation Transactions
Schedule 1.2	Exclusive VPG Contingent Liabilities
Schedule 1.3	Separation Transactions
Schedule 1.4	Shared Contingent Liabilities
Schedule 2.4(a)(iii)	Subsidiaries of VPG
Schedule 2.4(b)(i)	Excluded Assets
Schedule 2.5(b)(ii)	Excluded Assumed Liabilities
Schedule 2.5(b)(v)	Excluded Assumed Environmental Liabilities
Schedule 2.16	Assets Being Transferred to Members of Vishay Group
Schedule 3.3(b)	Director and Officer Resignations by Members of Vishay Group
Schedule 3.4(b)	Director and Officer Resignations by Members of VPG Group

EXHIBITS
Exhibit A	Employee Matters Agreement
Exhibit B	IP License Agreement
Exhibit C	Lease Agreements
Exhibit D	Patent License Agreement
Exhibit E	RCK IP License Agreement
Exhibit F	RCK Manufacturing Agreement
Exhibit G	RCK Supply Agreement
Exhibit H	Secondment Agreement
Exhibit I	Supply Agreement
Exhibit J	Tax Matters Agreement
Exhibit K	Trademark License Agreement
Exhibit L	Transition Services Agreement

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MASTER SEPARATION AND DISTRIBUTION AGREEMENT

     This Master Separation and Distribution Agreement (this “Agreement”) is entered into as of June 22, 2010, by and between Vishay Intertechnology, Inc., a corporation organized under the laws of the State of Delaware (“Vishay”), and Vishay Precision Group, Inc., a corporation organized under the laws of the State of Delaware (“VPG”).

RECITALS

     WHEREAS, the Board of Directors of Vishay (the “Vishay Board”) has determined it is appropriate and desirable to separate Vishay and VPG into two publicly-traded companies by separating from Vishay and transferring to VPG Vishay’s MGF Business (as defined below), and related assets and liabilities, in a series of transactions on the terms and conditions set forth herein.

     WHEREAS, the Vishay Board has determined that it would be advisable and in the best interests of Vishay and its stockholders for Vishay to distribute, on a pro rata basis, (i) to the holders as of the Record Date (as defined below) of the issued and outstanding shares of Vishay’s common stock, par value $0.10 per share (the “Vishay common stock”), all of the issued and outstanding shares of VPG’s common stock, par value $0.10 per share (the “VPG common stock”), owned by Vishay as of the Distribution Date (as defined below) and (ii) to the holders as of the Record Date of the issued and outstanding shares of Vishay’s Class B common stock, par value $0.10 per share (the “Vishay Class B common stock”, together with the Vishay common stock, the “Vishay Stock”), all of the issued and outstanding shares of VPG’s Class B common stock, par value $0.10 per share (the “VPG Class B common stock”, together with VPG common stock, the “VPG Stock”), owned by Vishay as of the Distribution Date, in each case, as further described herein (collectively, the “Distribution”);

     WHEREAS, Vishay and VPG intend that the Separation (as defined below) and the Distribution will qualify for United States federal income tax purposes as transactions that are generally tax free under, among other provisions, Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and hereby adopt this Agreement as a “plan of reorganization”; and

     WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Separation and the Distribution and certain other agreements that will govern the relationship of Vishay and VPG following the Distribution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree, intending to be legally bound, as follows:

ARTICLE I

DEFINITIONS

     Capitalized terms used but not defined herein shall have the meanings set forth in this Article I.

     “AAA” has the meaning set forth in Section 8.3(a) of this Agreement.

     “Action” means any claim, demand, action, suit, counter suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority and shall include any negotiations in settlement of or in lieu of an Action.

     “Actual VPG Net Cash” has the meaning set forth in Section 2.17(a) of this Agreement.

     “Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Agent” means the distribution agent to be appointed by Vishay to distribute to the stockholders of Vishay pursuant to the Distribution all of the shares of VPG Stock.

     “Agreement” has the meaning set forth in the preamble of this Agreement.

     “Ancillary Agreements” means the (i) Tax Matters Agreement, (ii) Transition Services Agreement, (iii) Employee Matters Agreement, (iv) License Agreements, (v) Lease Agreements, (vi) RCK Agreements, (vii) Supply Agreements, and (viii) Secondment Agreement, and, in the singular, means any one of them.

     “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

     “Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

     (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

     (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property, wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof;

     (iii) all inventories, wherever located, including all finished goods, (whether or not held at a location or facility or in transit), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed in the production of finished goods;

     (iv) all interests in real property of whatever nature, including any Encumbrances thereto, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

     (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

     (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

     (vii) all deposits and prepaid expenses, letters of credit and performance and surety bonds, claims for refunds and rights of set-off in respect thereof;

     (viii) all written technical Information, data, specifications, research and development Information, engineering drawings, operating and maintenance manuals, and materials and analyses whether prepared by Affiliates, by consultants or other third parties;

     (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

     (x) all computer applications, programs and other software (whether in source code, object code or other form), including operating software, network software, firmware, middleware, design software, design tools, compilations and data, technology supporting the foregoing, systems documentation, and user and training materials and instructions related to any of the foregoing;

     (xi) all cost Information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

     (xii) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing;

     (xiii) all rights under Contracts, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

     (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution, including Insurance Proceeds;

     (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority; and

     (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements.

     “Assumed Liabilities” has the meaning set forth in Section 2.5(a) of this Agreement.

     “Auditor” has the meaning set forth in Section 2.17(b) of this Agreement.

     “Business” means the Vishay Business or the MGF Business, as the context requires.

     “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in New York, New York or in Philadelphia, Pennsylvania.

     “Capital Allocation Transactions” means the repayment of outstanding indebtedness owed by one or more members of the VPG Group to one or more members of the Vishay Group or by one or more members of the Vishay Group to one or more members of the VPG Group or any dividend or other distributions by one or more members of the VPG Group to one or more members of the Vishay Group or a capital contribution by one or more members of the Vishay Group to one or more members of the VPG Group, as described in Schedule 1.1, and in the singular means any one such transaction. The Capital Allocation Transactions are intended to proceed in accordance with and pursuant to the steps set forth in the request for a private letter ruling submitted by Vishay to the IRS on December 23, 2009, as amended from time to time.

     “Class B Common Stock Distribution Ratio” has the meaning set forth in Section 3.5(c)(iii) of this Agreement.

     “Code” has the meaning set forth in the recitals to this Agreement.

     “Commission” means the Securities and Exchange Commission.

     “Common Stock Distribution Ratio” has the meaning set forth in Section 3.5(c)(iii) of this Agreement.

     “Confidential Information” means all proprietary, design or operational Information, data or material including, without limitation: (a) specifications, ideas and concepts for goods and services; (b) manufacturing specifications and procedures; (c) design drawings and models; (d) materials and material specifications; (e) quality assurance policies, procedures and specifications; (f) customer, client, manufacturer and supplier Information; (g) computer software and derivatives thereof relating to design development or manufacture of goods; (h) training materials and Information; (i) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (j) all other know-how, methodology, procedures, techniques and Trade Secrets; (k) proprietary earnings reports and forecasts; (l) proprietary macro-economic reports and forecasts; (m) proprietary marketing, advertising and business plans, objectives and strategies; (n) proprietary general market evaluations and surveys; (o) proprietary financing and credit-related Information; (p) other copyrightable or patented works; and (q) all similar and related Information in whatever form; in each case, of one party which, prior to or following the Distribution Date, has been disclosed by Vishay or members of its Group on the one hand, or VPG or members of its Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Group, including pursuant to the access provisions of Section 4.3 hereof or any other provision of this Agreement.

     “Consents” means any consents, waivers or approvals, or notification requirements.

     “Contingent Claim Committee” means a committee composed of one representative designated from time to time by each of Vishay and VPG that shall be established in accordance with Section 6.5.

     “Contingent Gain” means any claim or right of any member of the Vishay Group or the VPG Group, whenever arising, against any Person, other than a Person released or intended to be released from a claim or other right under Article V; provided, that (i) such claim or right has accrued as of the Distribution Date, and (ii) the existence or scope of the claim or right against such other Person was not acknowledged, fixed or determined in any material respect as of the Distribution Date as a result of a dispute or as a result of any other uncertainty due to the failure of such claim or right to have been discovered or asserted as of the Distribution Date. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Distribution Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Distribution Date such that the claim or right, were it to have been asserted in an Action on or prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds, regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto.

     “Contingent Liability” means any Liability of a member of the Vishay Group or the VPG Group, whenever arising, against any Person unless that Person has been released or the Liability to that Person is intended to be released under Article V; provided, that (i) such Liability has accrued as of the Distribution Date and (ii) the existence or scope of such Liability was not acknowledged, fixed or determined in any material respect as of the Distribution Date as a result of a dispute or as a result of any other uncertainty due to the failure of such Liability to have been discovered or asserted as of the Distribution Date. For purposes of the foregoing, a Liability shall be deemed to have accrued as of the Distribution Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Distribution Date such that the claim, were it to have been asserted in an Action on or prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds.

     “Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement, save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

     “Determination Date” has the meaning set forth in Section 2.17(b) of this Agreement.

     “Determination Request” has the meaning set forth in Section 6.5(b) of this Agreement.

     “Distribution” has the meaning set forth in the recitals to this Agreement.

     “Distribution Date” means the date determined by the Vishay Board as the date on which the Distribution shall be effected.

     “Dispute” has the meaning set forth in Section 8.2(a) of this Agreement.

     “Dispute Notice” has the meaning set forth in Section 8.2(a) of this Agreement.

     “Effective Time” has the meaning set forth in Section 3.5(b) of this Agreement.

     “Employee Matters Agreement” means the Employee Matters Agreement substantially in the form attached hereto as Exhibit A. From and after the Distribution Date, the Employee Matters Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit A, as amended and/or modified from time to time in accordance with its terms.

     “Encumbrance” means, with respect to any Asset, mortgages, liens, hypothecations, pledges, security interests, easements, encroachments, rights to acquire, use restrictions, transfer restrictions or other encumbrances of any kind in respect of such Asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

     “Environmental Law” means any federal, state, local, or foreign law, regulation, order, judgment, decree, permit, authorization, common law or agency requirement whether now existing or hereafter enacted or promulgated relating to: (A) the protection, investigation, or restoration of the environment, health, safety or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; including but not limited to the Comprehensive Environmental, Compensation and Liability Act of 1980 as amended, the Resource Conservation and Recovery Act, the Clean Air Act as amended, the Toxic Substances Control Act as amended, the Occupational Safety and Health Act of 1970 and comparable local, state and foreign statutes. As used herein, “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyl, radioactive material or radon; and (C) any other substance which is subject to regulatory Action by any Governmental Authority in connection with any Environmental Law.

     “Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     “Excluded Assets” has the meaning set forth in Section 2.4(b) of this Agreement.

     “Excluded Assumed Liabilities” has the meaning set forth in Section 2.5(b) of this Agreement.

     “Exclusive Vishay Contingent Gain” means any Contingent Gain other than an Exclusive VPG Contingent Gain or a Shared Contingent Gain.

     “Exclusive Vishay Contingent Liability” means any Contingent Liability other than an Exclusive VPG Contingent Liability or a Shared Contingent Liability.

     “Exclusive VPG Contingent Gain” means any Contingent Gain if such Contingent Gain relates exclusively to the MGF Business or if such Contingent Gain is expressly assigned to any member of the VPG Group pursuant to this Agreement or any Ancillary Agreement. As of the date of this Agreement, the parties are not aware of the existence of any Exclusive VPG Contingent Gains.

     “Exclusive VPG Contingent Liability” means any Contingent Liability if such Contingent Liability relates exclusively to the MGF Business, including the matters listed or described on Schedule 1.2 hereto, or if such Contingent Liability is expressly assigned to any member of the VPG Group pursuant to this Agreement or any Ancillary Agreement. For the sake of clarity, the Contingent Liabilities described on Schedule 1.4 shall be allocated as set forth on that schedule.

     “final determination” has the meaning set forth in Section 5.8 of this Agreement.

     “Form 10 Registration Statement” means the registration statement on Form 10 (including any and all exhibits filed thereto) to be filed under the Exchange Act, pursuant to which the shares of VPG Stock to be issued in VPG Distribution will be registered, together with all amendments thereto.

     “GAAP” has the meaning set forth in Section 2.4(a)(v) of this Agreement.

     “Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

     “Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     “Group” means the Vishay Group or the VPG Group, as the context requires.

     “Indemnified Party” has the meaning set forth in Section 5.5(a) of this Agreement.

     “Indemnifying Party” has the meaning set forth in Section 5.5(a) of this Agreement.

     “Indemnity Payment” has the meaning set forth in Section 5.5(a) of this Agreement.

     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

     “Information Statement” means the information statement forming a part of the Form 10 Registration Statement.

     “Insurance Policy” means any insurance policies and insurance Contracts, including without limitation general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies and contracts, but excluding life and other benefits policies or Contracts, whether in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

     “Insurance Proceeds” means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)): (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured, net of any applicable premium deductible or self insured retention.

     “Intellectual Property” means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents; invention disclosures; mask works; all domestic and foreign copyrights, whether or not registered, together with all copyright applications and registrations therefor; all domain names, together with any registrations therefor and any goodwill relating thereto; all domestic and foreign trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all goodwill relating thereto; all Trade Secrets, commercial and technical Information, know-how, proprietary or Confidential Information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; all inventions (whether or not patented); all utility models; all registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

     “IP License Agreement” means the IP License Agreement, between VPG, as licensor, and Vishay or a Subsidiary of Vishay, as licensee, for the license of certain Intellectual Property relating to the manufacture of strain gages, substantially in the form of Exhibit B. From and after the Distribution Date, the IP License Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit B, as amended and/or modified from time to time in accordance with its terms.

     “IRS” means the Internal Revenue Service.

     “Lease Agreements” means the real property lease agreements between one or more members of the Vishay Group, on the one hand, and one or more members of the VPG Group on the other hand, listed on Exhibit C, substantially in the forms attached to such Exhibit. From and after the Distribution Date, the Lease Agreements shall refer to the real property lease agreements substantially in the form attached to Exhibit C, each as amended and/or modified from time to time in accordance with its terms.

     “Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under Contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any Contract, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Liability for Taxes.

     “License Agreements” mean the Trademark License Agreement, the Patent License Agreement, the IP License Agreement and the RCK IP License Agreement.

     “MGF Business” means the measurements and foil resistor business owned and operated, indirectly or directly, by Vishay prior to the Distribution, to be owned and operated, directly or indirectly, by VPG after the Distribution.

     “NYSE” has the meaning set forth in Section 3.1(e) of this Agreement.

     “Party,” whether or not capitalized, means Vishay or VPG.

     “Patent License Agreement” means the Patent License Agreement, between Vishay or a Subsidiary of Vishay, as licensor, and VPG, as licensee, substantially in the form of Exhibit D. From and after the Distribution Date, the Patent License Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit D, as amended and/or modified from time to time in accordance with its terms.

     “Person” (whether or not initially capitalized) means any corporation, limited liability company, partnership, firm, joint venture, entity, natural person, trust, estate, unincorporated organization, association, enterprise, government or political subdivision thereof, or Governmental Authority.

     “Privilege” has the meaning set forth in Section 4.6(a) of this Agreement.

     “Privileged Information” has the meaning set forth in Section 4.6(a) of this Agreement.

     “RCK Agreements” means the RCK IP License Agreement, RCK Manufacturing Agreement and the RCK Supply Agreement.

     “RCK IP License Agreement” means the IP License Agreement, between VPG or a Subsidiary of VPG, as licensor, and Vishay or a Subsidiary of Vishay, as licensee, for the license of certain Intellectual Property relating to the manufacture of RCK HR foil resistor products, substantially in the form of in the form of Exhibit E. From and after the Distribution Date, the RCK IP License Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit E, as amended and/or modified from time to time in accordance with its terms.

     “RCK Manufacturing Agreement” means the Manufacturing Agreement, between VPG or a Subsidiary of VPG, as buyer, and Vishay or a Subsidiary of Vishay, as manufacturer, relating to the manufacture of specified RCK HR foil resistor products, substantially in the form of Exhibit F. From and after the Distribution Date, the RCK Manufacturing Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit F, as amended and/or modified from time to time in accordance with its terms.

     “RCK Supply Agreement” means the Supply Agreement, between VPG or a Subsidiary of VPG, as supplier, and Vishay or a Subsidiary of Vishay, as buyer, relating to the sale and manufacture of specified RCK foil resistor chips, substantially in the form of Exhibit G. From and after the Distribution Date, the RCK Supply Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit G, as amended and/or modified from time to time in accordance with its terms.

     “Record Date” means the close of business on the date to be determined by Vishay’s Board in its sole and absolute discretion as the record date for determining the stockholders of Vishay entitled to receive shares of VPG Stock in the Distribution.

     “Record Holder” mean a holder of record of Vishay Stock as of the close of business on the Record Date.

     “Registrar and Transfer Agent” has the meaning set forth in Section 3.5(c)(i) of this Agreement.

     “Response” has the meaning set forth in Section 8.2(a) of this Agreement.

     “Secondment Agreement” means the secondment agreement between one or more members of the Vishay Group, as the seconding party, on the one hand, and one or more members of the VPG Group on the other hand, listed on Exhibit H, substantially in the form attached to such Exhibit. From and after the Distribution Date, the Secondment Agreement shall refer to the secondment agreement substantially in the form attached to Exhibit H, as amended and/or modified from time to time in accordance with its terms.

     “Senior Party Representative” has the meaning set forth in Section 8.2(a) of this Agreement.

     “Separated Assets” has the meaning set forth in Section 2.4(a) of this Agreement.

     “Separation” means the multi-step process described in Article II, including the Separation Transactions and the Capital Allocation Transactions, by which the MGF Business shall be transferred, directly or indirectly, from Vishay and members of the Vishay Group to VPG and members of the VPG Group.

     “Separation Transactions” means the transfers of assets, shares and other equity interests to be performed by Vishay, VPG and members of each respective Group prior to the Distribution, in the manner referred to in Schedule 1.3 hereto and, in the singular, means any one such transaction. The Separation Transactions are intended to proceed in accordance with and pursuant to the steps set forth in the request for a private letter ruling submitted by Vishay to the IRS on December 23, 2009, as amended from time to time.

     “Shared Contingent Gain” means, without duplication, any Contingent Gain that is not an Exclusive Vishay Contingent Gain or an Exclusive VPG Contingent Gain and shared between the Groups.

     “Shared Contracts” means Contracts with a third party providing for rights and obligations of both one or more members of the Vishay Group and one or more members of the VPG Group.

     “Shared Contingent Liability” means, without duplication, any Contingent Liability that is not an Exclusive Vishay Contingent Liability or an Exclusive VPG Contingent Liability and shared between the Groups, which Shared Contingent Liabilities shall be allocated as set forth in this Agreement and described on Schedule 1.4.

     “Shared VPG Percentage” means the proportion of the Shared Contingent Gain or the Shared Contingent Liability, as applicable, that relates to the MGF Business, provided that, if such Shared Contingent Gain or Shared Contingent Liability, as the case may be, cannot reasonably be allocated, then the Shared VPG Percentage shall be 10%.

     “Shared Percentage” means the Shared Vishay Percentage or the Shared VPG Percentage, as the case may be.

     “Shared Vishay Percentage” means the proportion of the Shared Contingent Gain or the Shared Contingent Liability, as applicable, that relates to the Vishay Business; provided that if such Shared Contingent Gain or Shared Contingent Liability, as the case may be, cannot reasonably be allocated, then the Shared VPG Percentage shall be 90%.

      “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

     “Supply Agreements” means the Supply Agreements, between one or more members of the Vishay Group, on the one hand, and one or more members of the VPG Group, on the other hand, listed on Exhibit I, substantially in the form attached to such Exhibit I. From and after the Distribution Date, the Supply Agreement shall refer to the supply agreement substantially in the form attached to Exhibit I, as amended and/or modified from time to time in accordance with its terms.

     “Taxes” has the meaning set forth in the Tax Matters Agreement.

     “Tax Matters Agreement” means the Tax Matters Agreement substantially in the form attached hereto as Exhibit J. From and after the Distribution Date, the Tax Matters Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit J, as amended and/or modified from time to time in accordance with its terms.

     “Third Party Claim” has the meaning set forth in Section 5.6(a) of this Agreement.

     “Trade Secrets” means Information, including a formula, program, device, method, technique, process or other Confidential Information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy.

     “Trademark License Agreement” means the Trademark License Agreement, between Vishay, as licensor, and VPG, as licensee, substantially in the form of Exhibit K. From and after the Distribution Date, the Trademark License Agreement shall refer to the agreement executed and delivered substantially in the form attached hereto as Exhibit K, as amended and/or modified from time to time in accordance with its terms.

     “Transition Services Agreement” means the transition services agreement between one or more members of the Vishay Group, on the one hand, and one or more members of the VPG Group, on the other hand, listed on Exhibit L, substantially in the forms attached to such Exhibit. From and after the Distribution Date, the Transition Services Agreement shall refer to the transition services agreement substantially in the form attached as Exhibit L, as amended and/or modified from time to time in accordance with its terms.

     “Vishay” has the meaning set forth in the preamble of this Agreement.

     “Vishay Board” has the meaning set forth in the recitals to this Agreement.

     “Vishay Business” means, collectively, any and all businesses other than the MGF Business owned and operated, directly or indirectly, by Vishay (including without limitation the strain gage business operated by Vishay S.A.).

     “Vishay Class B common stock” has the meaning set forth in the recitals to this Agreement.

     “Vishay common stock” has the meaning set forth in the recitals to this Agreement.

     “Vishay Group” means Vishay and each Subsidiary of Vishay and each other Person that is controlled directly or indirectly by Vishay immediately after the Distribution.

     “Vishay Indemnified Parties” has the meaning set forth in Section 5.3 of this Agreement.

     “Vishay Stock” has the meaning set forth in the recitals to this Agreement.

     “VPG” has the meaning set forth in the preamble of this Agreement.

     “VPG Class B common stock” has the meaning set forth in the recitals to this Agreement.

     “VPG common stock” has the meaning set forth in the recitals to this Agreement.

     “VPG Contracts” means the following Contracts to which Vishay or any member of the Vishay Group is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such Contract that is explicitly retained by Vishay or any member of the Vishay Group pursuant to any provision of this Agreement or any Ancillary Agreement: (i) any Contract entered into in the name of, or expressly on behalf of, the MGF Business; (ii) any Contract that relates exclusively to the MGF Business; (iii) the portion of any Shared Contract to the extent attributable to VPG or the MGF Business; (iv) any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to VPG or any member of the VPG Group; (v) any guarantee, indemnity, representation, warranty or other Liability of any member of the Vishay Group or the VPG Group in respect of any VPG Contract, any Assumed Liability or the MGF Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the MGF Business); and (vi) any other Contract as agreed between the parties.

     “VPG Group” means VPG, each Subsidiary of VPG and each other Person that is controlled directly or indirectly by VPG immediately after the Distribution.

     “VPG Group Balance Sheet” means the unaudited pro forma combined and consolidated balance sheet of the VPG Group at April 3, 2010, substantially in the form attached as Annex A.

     “VPG Indemnified Parties” has the meaning set forth in Section 5.2 of this Agreement.

     “VPG Information” has the meaning set forth in Section 4.6(a) of this Agreement.

     “VPG Net Cash” means the amount of (i) all cash and cash equivalents less, without duplication, the sum of (ii) all notes payable to banks, (iii) all other indebtedness owed to third parties and (iv) the principal amount of the exchangeable notes due 2102 of Vishay allocated to VPG, in the case of clauses (i), (ii) and (iii) of VPG and its Subsidiaries on a consolidated basis, and in each case as recorded in accordance with GAAP.

     “VPG Net Cash Statement” has the meaning set forth in Section 2.17(a) of this Agreement.

     “VPG Stock” has the meaning set forth in the recitals to this Agreement.

     “Wholly-owned Subsidiary” of a Person means a Subsidiary of that Person substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

ARTICLE II

BUSINESS SEPARATION

     Section 2.1 Separation. Prior to the Distribution, each of Vishay and VPG shall, and shall cause the applicable members of its Group to, complete the Separation Transactions and the Capital Allocation Transactions and otherwise take all actions necessary to implement the Separation on the terms and subject to the conditions set forth in this Agreement. The parties acknowledge that the Separation is intended to result in VPG, directly or indirectly, operating the MGF Business, owning the Separated Assets and assuming the Assumed Liabilities as set forth in this Article II. As promptly as practicable after the Separation is complete and subject to the conditions set forth in Section 3.2, the parties shall take, or cause to be taken, all actions that are necessary or appropriate to effectuate the Distribution.

     Section 2.2 [Intentionally omitted]

     Section 2.3 Transfer of Separated Assets; Assumption of Assumed Liabilities. (a) Without limiting the generality of Section 2.1, on the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, on or prior to the Distribution Date:

     (i) Vishay shall, and shall cause its applicable Subsidiaries to, cause the Separated Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to VPG and its Subsidiaries, as applicable, and VPG shall, and shall cause its applicable Subsidiaries to, accept from Vishay and its Subsidiaries, all of Vishay’s and its Subsidiaries’ rights, title and interest in and to all of the Separated Assets, which will result in VPG owning, directly or indirectly, the MGF Business.

     (ii) VPG shall, and shall cause its applicable Subsidiaries to, accept, assume and agree to faithfully perform, discharge and fulfill all of the Assumed Liabilities in accordance with their respective terms. VPG shall, directly or indirectly, be responsible for all of the Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Distribution Date.

          (b) It is the intention of parties that the transfer of the Separated Assets and the assumption of the Assumed Liabilities, as aforesaid, shall be accomplished through the Separation Transactions, subject to the provisions of Sections 2.7, 2.8, 2.9 and 2.10.

     Section 2.4 Separated Assets. (a) For purposes of this Agreement, “Separated Assets” means, without duplication, those Assets used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the MGF Business or relating exclusively or primarily to the MGF Business, including the following:

     (i) all Assets (including VPG Contracts) expressly identified in this Agreement, in any Ancillary Agreement or in any Schedule hereto or thereto, including those referred to on Schedule 1.3, as Assets to be transferred to, or retained by, VPG or any other member of the VPG Group;

     (ii) any Exclusive VPG Contingent Gain or any Shared VPG Percentage of a Shared Contingent Gain;

     (iii) the outstanding capital stock, units or other equity interests held by VPG in its Subsidiaries and listed on Schedule 2.4(a)(iii) and the Assets owned by such Subsidiaries;

     (iv) all Assets properly reflected on the VPG Group Balance Sheet, excluding Assets disposed of by Vishay or any other Subsidiary or entity controlled by Vishay subsequent to the date of the VPG Group Balance Sheet;

     (v) all Assets that have been written off, expensed or fully depreciated by Vishay or any Subsidiary or entity controlled by Vishay that, had they not been written off, expensed or fully depreciated, would have been reflected on the VPG Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);

     (vi) all Assets acquired by Vishay or any Subsidiary or entity controlled by Vishay after the date of the VPG Group Balance Sheet and that would be reflected on the balance sheet of VPG as of the Distribution Date, if such balance sheet were prepared in accordance with GAAP;

     (vii) all Assets transferred to VPG or any member of the VPG Group pursuant to Section 4.2; provided, however, that any such transfer shall take effect under Section 4.2 and not under this Section 2.4; and

     (viii) any and all Assets owned or held immediately prior to the Distribution Date by Vishay or any other member of the Vishay Group that are used in the MGF Business. The intention of this clause (viii) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Separated Asset. No Asset shall be deemed to be a Separated Asset solely as a result of this clause (viii) if such Asset is within the category or type of Asset expressly covered by the subject matter of an Ancillary Agreement. In addition, no Asset shall be deemed a Separated Asset solely as a result of this clause (viii) unless a claim with respect thereto is made by VPG or a member of the VPG Group on or prior to the second anniversary of the Distribution Date.

     Notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, the Separated Assets shall not in any event include the Excluded Assets referred to in Section 2.4(b)(i) below.

          (b) The following Assets shall not form part of the Separated Assets and shall remain the exclusive property of Vishay or the relevant member of the Vishay Group on and after the Separation (the “Excluded Assets”):

     (i) any Asset expressly identified on Schedule 2.4(b)(i) or Schedule 2.16;

     (ii) the rights of any member of the Vishay Group under any Shared Contract;

     (iii) any Asset transferred to Vishay or to any other relevant member of the Vishay Group pursuant to Section 4.2; provided, however, that any such transfers shall take effect under Section 4.2 and not under this Section 2.4;

     (iv) any Exclusive Vishay Contingent Gain or any Shared Vishay Percentage of a Shared Contingent Gain; and

     (v) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Vishay or any other member of the Vishay Group.

     Section 2.5 Liabilities.

          (a) For the purposes of this Agreement, “Assumed Liabilities” shall mean (without duplication):

     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by VPG or any member of the VPG Group, and all agreements, obligations and Liabilities of any member of the VPG Group under this Agreement or any of the Ancillary Agreements;

     (ii) subject to the terms of Article VI, all Exclusive VPG Contingent Liabilities and the Shared VPG Percentage of any Shared Contingent Liabilities;

     (iii) all Liabilities to the extent relating to, arising out of or resulting from any terminated, divested or discontinued businesses and operations of the MGF Business;

     (iv) all Liabilities reflected as liabilities or obligations of VPG or its Subsidiaries in the VPG Group Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the VPG Group Balance Sheet;

     (v) all Environmental Liabilities (other than the Environmental Liabilities under Section 2.5(b)(v)), whether arising prior to, on or after the Distribution Date, to the extent arising out of or resulting from the use by the MGF Business of any property owned, operated, used or leased in the course of operating the MGF Business at any time or any other property where the MGF Business contracted or arranged for disposal at any time; provided that, notwithstanding such general rule, Environmental Liabilities for the facilities set forth on Schedule 2.5(b)(v) shall be the obligation and Liability of Vishay as specified in such Schedule 2.5(b)(v). With respect to Environmental Liabilities arising from any facility that was jointly used by VPG and Vishay, except as may otherwise agreed between the parties, if one party was the primary user of that property, that party shall be responsible to administer any Action related thereto, including providing any required defense, and the other party shall cooperate in the administration and defense. Liabilities associated with any such Action shall be shared equally by Vishay and VPG unless there is another allocation methodology that more accurately and reasonably reflects the appropriate allocation of responsibility as between Vishay and VPG (including, for the avoidance of doubt, a reasonable estimation of relative fault or cause of the Liabilities);

     (vi) all other Liabilities (other than Taxes, which are allocated as set forth in the Tax Matters Agreement and employee-related Liabilities, which are allocated as set forth in the Employee Matters Agreement), in each case to the extent relating to, arising out of or resulting from:

          (A) the operation of the MGF Business, as conducted at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

          (B) any Separated Assets;

     in any such case whether arising prior to, on or after the Distribution Date; and

     (vii) any inadvertent omission of transfer or assumption of Liability that, had the parties given specific consideration to such Liability as of the date hereof, would have otherwise been classified as an Assumed Liability.

     Notwithstanding the foregoing, the Assumed Liabilities shall not include the Excluded Assumed Liabilities referred to in Section 2.5(b) below.

          (b) For the purposes of this Agreement, “Excluded Assumed Liabilities” shall mean:

     (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Vishay or any other member of the Vishay Group, and all agreements and obligations of any member of the Vishay Group under this Agreement or any of the Ancillary Agreements;

     (ii) any Liability which is expressly identified on Schedule 2.5(b)(ii);

     (iii) any and all liabilities relating to, arising out of or resulting from any Excluded Assets;

     (iv) subject to the terms of Article VI, all Exclusive Vishay Contingent Liabilities and the Shared Vishay Percentage of any Shared Contingent Liabilities;

     (v) all Environmental Liabilities for the facilities set forth on Schedule 2.5(b)(v) and all Environmental Liabilities that are not Assumed Liabilities under Section 2.5(a)(v); and

     (vi) any inadvertent transfer, conveyance or assumption of any Liability that, had the parties given specific consideration to such Liability as of the date hereof, would have otherwise been classified as an Excluded Assumed Liability.

     Section 2.6 Excluded Assumed Liabilities. Vishay shall, or shall cause, as applicable, its Subsidiaries, to be responsible for the Excluded Assumed Liabilities regardless of when or where such Liabilities arose or arise, regardless of where such Liabilities are asserted or determined or regardless of whether asserted or determined prior to the Distribution Date.

     Section 2.7 Deferred Separation Transactions.

          (a) Misallocated Assets. In the event that at any time or from time to time (whether prior to, on or after the Distribution Date), any member of the Vishay Group or any member of the VPG Group shall receive or otherwise possess any Asset that is allocated to a member of the other Group pursuant to this Agreement, any Ancillary Agreement or the Separation (including any remittances from account debtors), Vishay shall or shall cause such member of the Vishay Group or VPG shall or shall cause such member of the VPG Group, as the case may be, to promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. Each party shall cooperate with the other party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 2.7.

          (b) Mistaken Assignments and Assumptions. If at anytime there exists (i) Assets that either party discovers were, contrary to the agreements between the parties, by mistake or unintentional omission, transferred to VPG or retained by Vishay or (ii) Liabilities that either party discovers were, contrary to the agreements between the parties, by mistake or unintentional omission, assumed by VPG or not assumed by VPG or retained by the Vishay Group, then the parties shall cooperate in good faith to effect the transfer or retransfer of misallocated Assets, and/or the assumption or reassumption of misallocated Liabilities, to or by the appropriate Person and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties with respect to the Assets to be transferred to or Liabilities to be assumed by VPG or retained by Vishay. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed or retained hereby.

          (c) No Additional Consideration. For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Section 2.7 shall be effected without any additional consideration by either party.

     Section 2.8 Consents and Governmental Approvals.

          (a) Transfers not Consummated Prior to Separation Date. If the transfer or assignment of any Asset intended to be transferred or assigned hereunder is not consummated prior to or on the Distribution Date, whether as a result of a requisite Consent or Governmental Approval or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto until the consummation of the transfer or assignment thereof (or as otherwise determined by Vishay and VPG, as applicable). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from and after the Distribution Date to the Person to whom such Asset is to be transferred. Notwithstanding the foregoing, any such Asset shall still be considered a Separated Asset or Excluded Asset, as applicable.

          (b) Expenses. The Person retaining an Asset due to the deferral of the transfer and assignment of such Asset shall not be obligated, in connection with the foregoing, to expend any money in connection with the maintenance of the Asset or otherwise unless the necessary funds are advanced by the Person to whom such Asset is to be transferred, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person to whom such Asset is to be transferred; provided, however, that the Person retaining such Asset shall provide prompt notice to the Person to whom such Asset is to be transferred of the amount of all such expenses and fees.

          (c) No Additional Consideration. For the avoidance of doubt, the transfer of any Assets under this Section 2.8 shall be effected without any additional consideration by either party.

     Section 2.9 Novation of the Assumed Liabilities.

          (a) Reasonable Best Efforts. Each of Vishay and VPG, at the request of the other and with the other’s reasonable best cooperation, shall use its reasonable best efforts to obtain, or to cause to be obtained, any agreement, instrument, Consent, substitution or amendment required to novate or assign all rights and obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Assumed Liabilities, or to obtain in writing an unconditional release of all parties to such arrangements other than any member of the VPG Group, so that, in any such case, VPG and the other members of the VPG Group will be solely responsible for such Liabilities or, in the case of Shared Contracts, to novate the rights and obligations under each such Contract such that it is replaced with two separate Contracts, one of which provides for the rights and obligations of a member or members of the Vishay Group and the other of which provides for the rights and obligations of a member or members of the VPG Group; provided, however, that neither the Vishay Group nor the VPG Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested. Each of Vishay and VPG, at the request of the other and with the other’s reasonable best cooperation, shall use its reasonable best efforts to obtain, or to cause to be obtained, any agreement, instrument, Consent, substitution or amendment required to novate or assign all rights and obligations under Contracts and other obligations or Liabilities of any nature whatsoever that constitute Excluded Assumed Liabilities, or to obtain in writing an unconditional release of all parties to such arrangements other than any member of the Vishay Group, so that, in any such case, Vishay and the other members of the Vishay Group will solely be responsible for such Liabilities or, in the case of Shared Contracts, to novate the rights and obligations under each such Contract such that it is replaced with two separate Contracts, one of which provides for the rights and obligations of a member or members of the Vishay Group and the other which provides for the rights and obligations of a member or members of the VPG Group; provided, however, that neither the Vishay Group nor the VPG Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.

          (b) Inability to Obtain Novation. If Vishay or VPG is unable to obtain, or to cause to be obtained, any such required agreement, instrument, Consent, release, substitution or amendment with respect to any such Assumed Liability or Excluded Assumed Liability, as applicable, the applicable member of the Vishay Group or the VPG Group, as applicable, shall continue to be bound by such Contracts and other obligations and Liabilities and, unless not permitted by Applicable Law or the terms thereof (except to the extent expressly set forth in this Agreement or any Ancillary Agreement), Vishay, with respect to any Excluded Assumed Liability, and VPG, with respect to any Assumed Liability, shall, as agent or subcontractor for the other or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of any member of the other’s Group thereunder from and after the Distribution Date or, in the case of a Shared Contract, such obligations or other Liabilities as pertain to the member or members of its own Group. Notwithstanding the foregoing, any such Liability shall still be considered an Assumed Liability or Excluded Assumed Liability, as applicable; provided, however, that neither Vishay nor VPG shall (nor shall either permit any member of its respective Group to), amend, renew, change the term of, modify the obligations under, or transfer to a third Person, any such Contract or other obligation or other Liability without the written consent of the other. Each of Vishay and VPG shall each use reasonable best efforts to provide prompt notice to the other of any request they receive from the counterparty to any Contract for any such amendment, renewal, change, modification or transfer. Vishay, with respect to any Assumed Liability and VPG, with respect to any Excluded Assumed Liability, shall, without further consideration, pay and remit, or cause to be paid or remitted, to the other or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is, with respect to consideration received by Vishay or any member of the Vishay Group, an Excluded Asset, or, with respect to consideration received by VPG or any member of the VPG Group, a Separated Asset). If and when any such agreement, instrument, Consent, release, substitution or amendment shall be obtained or such Contract or other obligations and Liabilities shall otherwise become assignable or able to be novated, Vishay, for any Assumed Liability, and VPG, for any Excluded Assumed Liability, shall thereafter assign, or cause to be assigned, all of its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to the other without payment of further consideration and the other shall, without the payment of any further consideration, assume such rights, obligations and Liabilities.

     Section 2.10 Documents Relating to Transfers of the Separated Assets and Assumption of the Assumed Liabilities. In furtherance of the Separation and the Distribution, including as contemplated by the Separation Transactions, (i) Vishay shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Vishay’s and its Subsidiaries’ right, title and interest in and to the Separated Assets to VPG or its Subsidiaries and (ii) VPG shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to Vishay and its Subsidiaries such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Assumed Liabilities by VPG. All conveyance and assumption documents and instruments used to effectuate the Separation and the Distribution shall be in form mutually satisfactory to Vishay and VPG.

     Section 2.11 Termination of Agreements.

          (a) Except as set forth in Section 2.11(b), in furtherance of the releases and other provisions of Section 5.1, VPG and each member of the VPG Group, on the one hand, and Vishay and each member of the Vishay Group, on the other hand, effective as of the Distribution Date, shall terminate, any and all Contracts (including any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the parties or otherwise documented in writing in accordance with past practices), whether or not in writing, between or among VPG and/or any member of the VPG Group, on the one hand, and Vishay and/or any member of the Vishay Group, on the other hand, effective as of the Distribution Date. No such terminated Contracts (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b) The provisions of Section 2.11(a) shall not apply to any of the following Contracts (or to any of the provisions thereof) in: (i) this Agreement or the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties or any of the members of their respective Groups); (ii) any Contracts to which any Person other than the parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such Contracts constitute Separated Assets or Assumed Liabilities, they shall be assigned or assumed, as the case may be, pursuant to Section 2.3); (iii) any Contracts to which any non-wholly owned Subsidiary of Vishay or VPG, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); (iv) intercompany Contracts or accounts receivable entered into or generated in the ordinary course of business; or (v) any other Contracts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

     Section 2.12 Release of Security Interest. Upon VPG’s reasonable request, Vishay shall use its reasonable best efforts to obtain from third parties the release of any Security Interest granted by Vishay (or any member of its Group) on any Separated Asset.

     Section 2.13 No Representation or Warranty.

          (a) No party to this Agreement, any Ancillary Agreement, or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is making any representation as to, warranty of or covenant, express or implied, with respect to: (a) any of the Separated Assets, the MGF Business, the Excluded Assets or the Assumed Liabilities, including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Approvals required in connection therewith or their transfer, (b) the value or freedom from Encumbrances of, or any other matter concerning, any Separated Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Separated Asset or Excluded Asset, including any account receivable of either party, or (c) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Separated Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

          (b) EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS TO BE TRANSFERRED AS SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY SHALL BE TRANSFERRED “AS IS, WHERE IS” (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, AND CLEAR OF ANY SECURITY INTEREST OR ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

     Section 2.14 Use of Cash. From the date hereof until the Distribution Date, Vishay shall be entitled to use, retain or otherwise dispose of all cash generated by the MGF Business and the Separated Assets in accordance with the ordinary course of operation of Vishay.

     Section 2.15 Plan of Reorganization. This Agreement shall constitute a plan of reorganization for purposes of Section 368 of the Code.

     Section 2.16 Assets Transferred to Vishay. In connection with the Separation, VPG shall, or shall cause the applicable members of the VPG Group to, cause those assets identified on Schedule 2.16 (which are intended to be Excluded Assets) to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Vishay and one or more members of the Vishay Group, as applicable, and Vishay shall, and shall cause the applicable members of the Vishay Group to, accept from VPG and the applicable members of the VPG Group all of their rights, title and interest in and to all such assets identified on Schedule 2.16. The terms and provisions of Sections 2.7, 2.8, 2.10, 2.12, 2.13 and 4.2 as such terms and provisions relate to the contribution, assignment, transfer, conveyance or delivery of assets from Vishay or a member of the Vishay Group to VPG or a member of the VPG Group shall apply to any contribution, assignment, transfer, conveyance or delivery of assets contemplated by this Section 2.16, mutatis mutandis.

     Section 2.17 Net Cash.

          (a) No later than fifteen (15) Business Days following the Distribution Date, VPG shall determine the VPG Net Cash as of the opening of business on the Distribution Date (the “Actual VPG Net Cash”). As soon as reasonably practicable, but in no event later than five (5) Business Days after making such determination, VPG shall prepare and deliver to Vishay a calculation of the VPG Net Cash, together with reasonably detailed supporting information (the “VPG Net Cash Statement”).

          (b) Thereafter, VPG will provide Vishay and its accountants with access to the records and employees of VPG, to the extent reasonably related to Vishay’s evaluation of the VPG Net Cash Statement, the calculation of the VPG Net Cash or the resolution of any dispute with respect thereto. Within ten (10) Business Days after Vishay’s receipt of the VPG Net Cash Statement, Vishay shall notify VPG in writing as to whether Vishay agrees or disagrees with the VPG Net Cash Statement, which notice, in the case of a disagreement, shall set forth in reasonable detail the particulars of such disagreement. In the event that Vishay does not provide a notice of disagreement within such ten (10) Business Day period, then Vishay shall be deemed to have accepted the calculations and the amounts set forth in the VPG Net Cash Statement delivered by VPG, which shall be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 2.17, VPG and Vishay shall each use commercially reasonable efforts for a period of ten (10) Business Days thereafter (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations in the VPG Net Cash Statement. If, at the end of such period, VPG and Vishay are unable to resolve any disagreements as to items in the VPG Net Cash Statement, then the Parties shall engage KPMG LLP (the “Auditor”) to resolve any remaining disagreements. The Auditor shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Auditor, whether the Actual VPG Net Cash as set forth in the VPG Net Cash Statement was prepared in accordance with this Agreement whether and to what extent the Actual VPG Net Cash requires adjustment. The fees and expenses of the Auditor shall be shared by VPG and Vishay in inverse proportion to the relative amounts of the disputed amounts determined in favor of VPG and Vishay, respectively. The determination of the Auditor shall be final, binding and conclusive for all purposes hereunder. The date on which the Actual VPG Net Cash is finally determined in accordance with this Section 2.17 is referred to as the “Determination Date.”

          (c) If the Actual VPG Net Cash, as determined in accordance with this Section 2.17, exceeds $71,500,000, VPG shall make a payment to Vishay in the amount of the excess, which for all purposes shall be deemed a dividend to Vishay from VPG made immediately prior to the Separation. If the Actual VPG Net Cash is less than $58,500,000, Vishay shall make a payment to VPG in the amount of the difference, which for all purposes shall be deemed a capital contribution by Vishay to VPG made immediately prior to the Separation. Such payment by VPG or Vishay, as the case may be, shall be made no later than five (5) Business Days after the Determination Date by wire transfer of immediately available funds.

ARTICLE III

THE DISTRIBUTION AND ACTIONS PENDING THE DISTRIBUTION

     Section 3.1 Transactions Prior to the Distribution. Subject to the conditions specified in Section 3.2, Vishay and VPG shall use their reasonable best efforts to consummate the Distribution. Such efforts shall include, without limitation, those specified in this Section 3.1.

          (a) Separation Transactions and Capital Allocation Transactions. Vishay and VPG shall cooperate, and shall use their reasonable best efforts, to effect the Separation Transactions and the Capital Allocation Transactions on or prior to the Distribution Date.

          (b) Form 10 Registration Statement. Vishay and VPG shall cooperate to cause the Form 10 Registration Statement heretofore filed with the Commission to become and remain effective under Applicable Law, including, without limitation, filing such amendments or supplements to the Form 10 Registration Statement as may be required by the Commission or federal, state or foreign securities laws.

          (c) Information Statement; Other Materials. Vishay shall, as soon as practicable after the Form 10 Registration Statement is declared effective under the Exchange Act and the Vishay Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders. Vishay and VPG shall prepare and mail, on or prior to the Distribution Date, to the holders of Vishay Stock, such other Information concerning VPG, the MGF Business, operations and management, the Separation, the Distribution and such other matters as Vishay in its sole and absolute discretion determines is necessary or desirable or as may be required by Applicable Law.

          (d) Other Actions. Vishay and VPG shall take all other actions as Vishay in its sole and absolute discretion determines are necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

          (e) NYSE Listing. VPG shall prepare, file and use its reasonable best efforts to obtain approval of, an application for listing of VPG common stock on The New York Stock Exchange (“NYSE”), subject to official notice of distribution.

          (f) Accounting Matters. All prepaid items and reserves that have been maintained by Vishay on a consolidated basis but related in part to Separated Assets or Assumed Liabilities shall be allocated between Vishay and VPG as determined by Vishay in its reasonable discretion.

          (g) Corporate Matters. Vishay and VPG shall take all necessary action (i) to adopt the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of VPG in the form filed as exhibits to the Form 10 Registration Statement and (ii) to cause the Board of Directors of VPG to consist of the persons identified in the Information Statement as the directors of VPG to be in office following the Separation.

     Section 3.2 Conditions Precedent to Consummation of the Distribution. The obligation of Vishay to effect the Distribution is subject to the satisfaction or the waiver by Vishay, in its sole and absolute discretion, of each of the following conditions:

          (a) Approval by Vishay’s Board. This Agreement and the transactions contemplated hereby, including establishing the Record Date and the declaration of the Distribution, shall have been duly taken and approved by the Vishay Board in accordance with Applicable Law and the certificate of incorporation and bylaws of Vishay.

          (b) Form 10 Registration Statement. The Form 10 Registration Statement shall have been declared effective by the Commission, and there shall be no stop-order in effect with respect thereto, and no proceeding for that purpose shall have been instituted by the Commission.

          (c) Other Actions. The actions and filings necessary or appropriate under applicable federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Form 10 Registration Statement) and any other necessary and applicable Consents shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be.

          (d) NYSE Listing. VPG common stock to be distributed pursuant to the Distribution shall have been approved for listing on NYSE, subject to official notice of the Distribution.

          (e) No Legal Restraints. No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent), which is in effect and prohibits or materially restricts or materially adversely affects the consummation of the Separation or the Distribution or any of the other transactions contemplated by this Agreement and the Ancillary Agreements.

          (f) Separation. The Separation shall have become effective in accordance with the terms of this Agreement and the Separation Transactions and the Capital Allocation Transactions.

          (g) Private Letter Ruling and Opinion of Tax Counsel. Vishay shall have obtained a favorable private letter ruling from the IRS that the Distribution is part of a reorganization within the meaning of Section 368(a)(1)(D) of the Code and that the Distribution generally will not give rise to income or gain to Vishay or, pursuant to Section 355, its shareholders, and such ruling shall continue in effect, and Vishay shall have received an opinion of the law firm of Pepper Hamilton LLP to the same effect.

          (h) Approval from Israeli Tax Authorities. Vishay shall have received a ruling from the Israeli taxing authorities that the Separation as it relates to the transfer to the VPG Group of Israeli Companies held by the Vishay Group will not give rise to a material amount of current Taxes under any Applicable Law in Israel.

          (i) Consents and Approvals. Any and all Consents and Governmental Approvals necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect, except where the failure to obtain such consents or approvals would not have a material adverse effect on either (A) the ability of the parties to complete the transactions contemplated by this Agreement or any Ancillary Agreement or (B) the business, Assets, Liabilities, condition or results of operations of VPG and its Subsidiaries, or Vishay and its Subsidiaries, in each case, taken as a whole (such Consents and Governmental Approvals, “Material Consents and Approvals”). As of the date of this Agreement, other than the private letter ruling from the IRS and the ruling from the Israeli taxing authorities listed separately above under Sections 3.2(g) and 3.2(h) respectively, the parties are not aware of any Material Consents and Governmental Approvals.

          (j) Ancillary Agreements; Performance of Obligations. Vishay shall have received duly executed counterparts of each Ancillary Agreement from the members of the VPG Group party thereto, and VPG (and the applicable members of the VPG Group) shall have fully performed its or their obligations hereunder and thereunder which are required to be performed prior to or at the time of the Distribution.

          (k) Other Transactions. The parties shall have consummated any other transactions in connection with the Distribution that are contemplated by the Information Statement to be consummated prior to or at the time of the Distribution and are not specifically referred to in this Agreement or the Ancillary Agreements.

          (l) No Other Events. No other events or developments shall have occurred that, in the judgment of the Vishay Board, in its sole and absolute discretion, would result in the Separation or the Distribution having a material adverse effect on Vishay, its stockholders, the Vishay Business or the MGF Business.

     The foregoing conditions are for the sole benefit of Vishay and shall not give rise to or create any duty on the part of Vishay or the Vishay Board to waive or not to waive any such conditions or in any way limit Vishay’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by Vishay prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.2 shall be conclusive.

     Section 3.3 Documents to be Delivered by Vishay. On or prior to the Distribution Date, Vishay will deliver, or will cause its appropriate Subsidiaries to deliver, to VPG all of the following:

          (a) In each case where Vishay or any other member of the Vishay Group is a party to any Ancillary Agreement, a duly executed counterpart of such Ancillary Agreement;

          (b) Resignations of each individual listed on Schedule 3.3(b), who is a director and/or officer of any member of the VPG Group;

          (c) Any other agreements, documents and instruments necessary to effectuate the Separation; and

          (d) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 3.4 Documents to be Delivered by VPG. On or prior to the Distribution Date, VPG will deliver, or will cause its appropriate Subsidiaries to deliver, to Vishay all of the following:

          (a) In each case where VPG or any other member of the VPG Group is a party to any Ancillary Agreement, a duly executed counterpart of such Ancillary Agreement;

          (b) Resignations of each individual listed on Schedule 3.4(b) who is a director and/or officer of any member of the Vishay Group; and

          (c) Any other agreements, documents and instruments necessary to effectuate the Separation; and

          (d) Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

     Section 3.5 Distribution.

          (a) Sole Discretion. Vishay shall, in its sole and absolute discretion, determine whether or not to proceed with all or part of the Distribution, determine the Distribution Date and determine whether to modify or change the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) to effect the Distribution (including the Separation Transactions, the Capital Allocation Transactions and any other transactions provided for in this Agreement) or the timing of and conditions to the consummation of the Distribution. VPG shall cooperate with Vishay in all respects to accomplish the Distribution and shall, at Vishay’s direction, promptly take any and all actions reasonably necessary or desirable in Vishay’s sole and absolute discretion to effect the Distribution.

          (b) Effective Time. The Distribution shall be effective at 12:01 a.m., Eastern Time, on the Distribution Date (the “Effective Time”).

          (c) Actions in Connection with Distribution. Unless Vishay has previously determined not to proceed with the Separation, Vishay and VPG will cause to be taken the following actions in connection with the Distribution:

     (i) VPG shall appoint a registrar and transfer agent (the “Registrar and Transfer Agent”) for the purpose of recording the ownership and transfer of record of the holders of VPG common stock and VPG Class B common stock. Such record of ownership and transfer shall be maintained in book entry form only, and no physical certificates evidencing the ownership of the VPG common stock or VPG Class B common stock shall be issued.

     (ii) On or prior to the Distribution Date, VPG shall issue to Vishay and Vishay shall deliver to Agent, in each case by appropriate entry on the books and records of the Registrar and Transfer Agent, a sufficient number of shares of VPG common stock and VPG Class B common stock for distribution on the Distribution Date to the Record Holders of Vishay common stock and Vishay Class B common stock, respectively.

     (iii) On the Distribution Date, (x) each Record Holder of Vishay common stock will be entitled to receive in the Distribution a number of shares of VPG common stock equal to the number of shares of Vishay common stock held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the Vishay Board when it declares the Distribution (the “Common Stock Distribution Ratio”), and (y) each Record Holder of Vishay Class B Common Stock will be entitled to receive in the Distribution a number of shares of VPG Class B Common Stock equal to the number of shares of Vishay Class B Common Stock held by such Record Holder on the Record Date multiplied by the distribution ratio to be determined by the Vishay Board when it declares the Distribution (the “Class B Common Stock Distribution Ratio”). The Vishay Board shall have the right to adjust the Common Stock Distribution Ratio and/or the Class B Common Stock Distribution Ratio at any time prior to the Distribution.

     (iv) As promptly as practicable after the Distribution Date, the Registrar and Transfer Agent will send to each Record Holder, at the address of such Record Holder as it appears on the books and records of the registrar and transfer agent for the Vishay common stock and the Vishay Class B common stock, as the case may be, an account statement showing the number of shares of VPG common stock and VPG Class B common stock held by such Record Holder as of the Distribution Date.

     (v) Vishay and VPG, as the case may be, will provide to the Agent and the Registrar and Transfer Agent all authorizations and other documentation and any Information required in order to complete the Distribution on the basis set forth in this Section 3.5. No action will be necessary for any Record Holder of Vishay to receive VPG common stock and/or VPG Class B Common Stock, as applicable, or cash in lieu of fractional shares in the Distribution.

          (d) Fractional Shares. No fractional shares of VPG common stock or VPG Class B common stock will be issued. Instead, Record Holders will receive cash in lieu of any fractional shares, in accordance with the following procedures.

     (i) Vishay shall direct the Agent to determine the number of fractional shares of VPG common stock and VPG Class B Common Stock allocable to each Record Holder of Vishay common stock and Vishay Class B Common Stock, as applicable.

     (ii) The Agent shall aggregate all fraction shares of VPG common stock and sell the whole shares obtained thereby in open market transactions or otherwise as soon as practicable on or after the Distribution Date at then prevailing trading prices and shall cause to be distributed to each Record Holder of Vishay common stock, in lieu of any fractional share of VPG common stock, such Record Holder’s ratable share of the proceeds of such sale. Solely for purposes of computing fractional share interests pursuant to this Section 3.5(d)(ii), the beneficial owner of Vishay Stock held of record in the name of a nominee in any nominee account, if and to the extent Vishay is advised in writing of such nominee relationship prior to the Distribution Date, shall be treated as the Record Holder with respect to such shares.

     (iii) Vishay shall cause to be delivered to the Agent cash in an amount equal to the total of all fractional shares of VPG Class B common stock multiplied by the amount of cash per share of VPG common stock distributed to Record Holders of Vishay common stock in lieu of fractional shares. The Agent shall cause to be distributed to each Record Holder of Vishay Class B common stock, in lieu of any fractional share of VPG Class B common stock, such holder’s ratable share of the cash provided by Vishay.

     (iv) All cash in lieu of fractional shares shall be delivered to the Record Holders by check delivered to the address of such holder as it appears on the books and records of the registrar and transfer agent for the Vishay common stock and the Vishay Class B common stock, as the case may be, or by such other means as the Record Holder and the Agent shall agree.

ARTICLE IV

ADDITIONAL COVENANTS, FURTHER ASSURANCES AND OTHER MATTERS

     Section 4.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, each of Vishay and VPG shall deliver or make available to the other all corporate books and records of the other Group in its possession, and complete and accurate copies of all relevant portions of all corporate books and records of the Vishay Group relating directly and primarily to the other’s Business (and, in the case of VPG, relating to the Separated Assets or the Assumed Liabilities), including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 4.5 and Section 4.6, each party may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of the other party. The costs and expenses incurred in the provision of records or other Information to a party shall be paid for by the receiving party, or as the parties shall otherwise agree.

     Section 4.2 Further Assurance.

          (a) In addition to the actions specifically provided for elsewhere in this Agreement (such as Section 2.7 and Section 2.11(a)), Vishay and VPG agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

          (b) Without limiting the generality of the foregoing, at the request of VPG, and without further consideration, Vishay will execute and deliver, and will cause the applicable members of the Vishay Group to execute and deliver, to VPG and the applicable members of the VPG Group such other instruments of transfer, conveyance, assignment, substitution, confirmation or other documents and take such action as VPG may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to VPG and the applicable members of the VPG Group and confirm VPG’s and the applicable members’ of the VPG Group title to all of the assets, rights and other things of value contemplated to be transferred to VPG and the applicable members of the VPG Group pursuant to this Agreement, the Ancillary Agreements, and any documents referred to herein or therein, to put VPG and the applicable members of the VPG Group in actual possession and operating control thereof and to permit VPG and the applicable members of the VPG Group to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). Without limiting the generality of the foregoing, at the request of Vishay and without further consideration, VPG will execute and deliver, and will cause the applicable members of the VPG Group to execute and deliver, to Vishay and the applicable members of the Vishay Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Vishay may reasonably deem necessary or desirable in order to have VPG and the applicable members of the VPG Group fully and unconditionally assume and discharge the liabilities contemplated to be assumed by VPG and the applicable members of the VPG Group under this Agreement, any Ancillary Agreement or any document in connection herewith or therewith and to relieve the Vishay and the applicable members of the Vishay Group of any liability or obligation with respect thereto and evidence the same to third parties.

          (c) Neither Vishay nor VPG shall be obligated, in connection with this Section 4.2, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other party.

          (d) Furthermore, each party, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     Section 4.3 Agreement For Exchange Of Information.

          (a) Generally. Each of Vishay and VPG, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other party’s Group and its authorized accountants, counsel and other designated representatives, at any time after the Distribution Date, reasonable access during normal business hours and as soon as reasonably practicable after written request therefor, (i) all Information regularly provided by such respective Group to the other Group prior to the Distribution Date, and (ii) any Information in the possession or under the control of such respective Group that the requesting party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities and tax laws) by a Governmental Authority having jurisdiction over the requesting party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case, other than claims or allegations that one party to this Agreement has against the other, (C) to comply with its obligations under this Agreement or any Ancillary Agreement, (D) to comply with reporting, filing and disclosure obligations, (E) for the preparation of financial statements or completing an audit, (F) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (G) for the conduct of the ongoing businesses of Vishay or VPG, as the case may be; provided, however, that in the event that either Vishay or VPG determines that any such provision of or access to Information would be commercially detrimental in any material respect, violate any Applicable Law or agreement or waive any Privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence and shall comply with the applicable provisions of this Agreement. Each of Vishay and VPG agree to make their respective personnel available during normal business hours to discuss the Information exchanged pursuant to this Section 4.3 provided, that such access does not interfere with the day-to-day operations of the applicable party.

          (b) Financial Information. Without limiting the generality of Section 4.3(a), until the end of the first full VPG fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each party shall use its commercially reasonable efforts, to cooperate with the other party’s Information requests to enable the other party to meet its timetable for dissemination (in accordance with applicable securities laws) of its earnings releases and financial statements and to enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements of such party.

          (c) Ownership of Information. Any Information owned by a party that is provided to the other party pursuant to this Section 4.3 shall be deemed to remain the property of the party that owned and provided such Information. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or ownership in any Information owned by one party hereunder to the other party hereunder.

          (d) Record Retention. Except with respect to Information for which a different retention policy is specified in an Ancillary Agreement, to facilitate the exchange of Information contemplated by this Section 4.3 and other provisions of this Agreement after the Distribution Date, each party agrees to, and to use its reasonable best efforts to cause the members of its Group to, retain all Information related to the MGF Business in their respective possession or control on the Distribution Date in accordance with the record retention and destruction policies of the applicable Business, as in effect immediately prior to the Distribution Date or such other policies and procedures as may reasonably be adopted by the applicable party after the Distribution Date as provided herein. No party will destroy, or permit any member of its Group to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that no party will destroy, or permit any member of its Group to destroy, any Information required to be retained by Applicable Law.

          (e) Limitation of Liability. Each party will use its reasonable best efforts to ensure that Information provided to the other party is accurate and complete; provided, however, that, except as otherwise provided in any Ancillary Agreement, in the absence of gross negligence or willful misconduct by the party providing such Information, no party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 4.3 is found to be inaccurate. No party shall have any liability to the other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provision of this Section 4.3.

          (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 4.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.

          (g) Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information, to the extent that such costs and expenses are incurred for the benefit of the requesting party.

     Section 4.4 Production of Witnesses; Records; Cooperation.

          (a) Subject to Section 4.6, after the Distribution Date, except in the case of any Action by one or more members of one Group against one or more members of the other Group, each party shall use its reasonable best efforts to make available to the other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall reimburse the other party for its reasonable out-of-pocket cost and expenses in connection with requests made under this Section 4.4.

          (b) Without limiting the forgoing but subject to Section 4.6, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Action, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.

     Section 4.5 Confidentiality.

          (a) Subject to Section 4.6, which shall govern Privileged Information, from and after the Distribution Date, Vishay and VPG shall hold and shall cause each member of their respective Groups to hold, and shall each cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all Confidential Information of the other party’s Group; provided, that each party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Confidential Information and are informed of such party’s obligation to hold such Information confidential to the same extent as is applicable to the parties and in respect of whose failure to comply with such obligations, VPG or Vishay, as the case may be, will be responsible, (ii) if such party or any of the members of such party’s respective Group is compelled to disclose any such Information by judicial or administrative process or, in the opinion of independent legal counsel, by other requirements of Applicable Law, (iii) if any such Information is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or (iv) if such Information was or becomes available to either VPG or Vishay or any member of their respective Group on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate, director, officer, employee, agent, consultant, advisor and other representative of such party) that is not known after actual inquiry to be bound by a confidentiality obligation. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, Vishay or VPG, as the case may be, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate confidentiality agreement, protective order or other remedy at the reasonable cost and expense of the disclosing party and which both parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the party whose Confidential Information is required to be disclosed shall, or shall cause to be, furnished, only that portion of the Confidential Information that is legally required to be disclosed.

          (b) Notwithstanding anything herein to the contrary, Vishay and the members of its Group, on the one hand, and VPG and the members of its Group, on the other hand, shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information.

          (c) Nothing in this Agreement shall be construed to limit or prohibit either party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any Information similar to or competitive with the Information contemplated by or embodied in the other party’s Confidential Information, provided that in connection with such creation, development or acquisition such party does not violate any of its obligations under this Agreement, any Ancillary Agreement or any other agreement with the other party. Notwithstanding the foregoing, neither party shall, nor shall it assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the other party’s Confidential Information.

     Section 4.6 Privileged Matters.

          (a) Vishay and VPG agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to either party or the respective members of their respective Group with respect to the Vishay Business or the MGF Business, including but not limited to the attorney-client, work product privileges or any other applicable privileges (individually, a “Privilege”), shall be governed by the provisions of this Section 4.6. With respect to Privileged Information of Vishay, Vishay shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and VPG shall take no action (nor permit any member of its Group to take action) without the prior written consent of Vishay that could result in any waiver of any Privilege that could be asserted by Vishay or any member of its Group under Applicable Law and this Agreement. With respect to Privileged Information of VPG, VPG shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Vishay shall take no action (nor permit any member of its Group to take action) without the prior written consent of VPG that could result in any waiver of any Privilege that could be asserted by VPG or any member of its Group under Applicable Law and this Agreement. The rights and obligations created by this Section 4.6 shall apply to all Information (“Privileged Information”) as to which Vishay or VPG or their respective Groups would be entitled to assert or have asserted a Privilege without regard to the effect, if any, of the Separation and the Distribution. Privileged Information of Vishay and its Group includes but is not limited to (w) any and all Information satisfying the criteria of the preceding sentence regarding the Vishay Business and its Group (other than Information satisfying the criteria of the preceding sentence relating to the MGF Business (“VPG Information”)), whether or not such Information (other than VPG Information) is in the possession of VPG or any member of its Group; and (x) all communications subject to a Privilege between counsel for Vishay (including any Person who, at the time of the communication, was an employee of Vishay or its Group in the capacity of in-house counsel, regardless of whether such employee is or becomes an employee of VPG or any member of its Group) and any Person who, at the time of the communication, was an employee of Vishay, regardless of whether such employee is or becomes an employee of VPG or any member of its Group. Privileged Information of VPG and its Group includes but is not limited to (x) any and all VPG Information, whether or not it is in the possession of Vishay or any member of its Group; and (y) all communications subject to a Privilege occurring after the Distribution between counsel for the MGF Business (including in-house counsel and former in-house counsel who are employees of Vishay) and any Person who, at the time of the communication, was an employee of VPG, any member of its Group or the MGF Business regardless of whether such employee was, is or becomes an employee of Vishay or any member of its Group.

          (b) Upon receipt by Vishay or VPG, or any of the members of the respective Groups, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Vishay or VPG, or any of members of their respective Groups, as the case may be, obtains knowledge that any current or former employee of Vishay or VPG, as the case may be, receives any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other, Vishay or VPG, as the case may be, shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 4.6 or otherwise to prevent the production or disclosure of Privileged Information. Vishay or VPG, as the case may be, will not, and will cause the members of their respective Groups to not, produce or disclose to any third party any of the other’s Privileged Information under this Section 4.6 unless (i) the non-disclosing party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review (or for which the period for appeal or review has lapsed) finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule, in which case, such Information shall be subject to Section 4.5.

          (c) Vishay’s transfer of books and records pertaining to the MGF Business and other Information to VPG, Vishay’s agreement to permit VPG to obtain Information existing prior to the Distribution, VPG’s transfer of books and records pertaining to the Vishay Business, if any, and other Information to Vishay and VPG’s agreement to permit Vishay to obtain Information existing prior to the Distribution are made in reliance on Vishay’s and VPG’s respective agreements, as set forth in Section 4.5 and this Section 4.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Vishay or VPG, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Sections 4.3 and 4.4 and the disclosure to VPG and Vishay of Privileged Information relating to the MGF Business or the Vishay Business pursuant to this Agreement in connection with the Separation and Distribution shall not be asserted by Vishay or VPG to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 4.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Vishay and VPG in, or the obligations imposed upon Vishay and VPG by, this Section 4.6.

     Section 4.7 Cooperation with Respect to Know-how. Neither party shall knowingly utilize or incorporate into its products or services the confidential know-how or other proprietary technical information of the other party without the express, prior written consent of the other party. The parties agree that if a party reasonably believes that the other party has or may have an interest or expectation of ownership in know-how or other technical information that has come to the attention of the personnel of the first party and that the first party proposes to utilize in its products, services or other aspects of its business, the first party shall bring this to the attention of the other party. Thereafter, the parties shall discuss in good faith the use of such know-how or other technical information to determine whether such information is the exclusive property of one of the parties or if it is information in which both parties have an interest or expectation of ownership. If it is determined that the know-how or other technical information is the exclusive property of one of the parties, the other party may request a license to utilize such information for development of or incorporation into its products and services or in other aspects of its business. In such case, the other party shall in good faith consider the request for a license, including the financial arrangements and other terms that the first party proposes for such a license. Nothing, however, shall require a party to enter into such a license or to act against its commercial interests as determined by such party. For the purpose of the discussions contemplated by this Section 4.7, each party shall at all times designate by notice to the other party one or more individuals at a level equal to or above divisional P&L leader who shall be available to engage in such discussions at the request of the other party.

     Section 4.8 VPG Exchangeable Notes and VPG Warrants; Registration. VPG agrees to take the following actions:

          (a) Issue notes exchangeable for shares of VPG common stock (the “VPG Exchangeable Notes”) to such Persons, in such amounts, upon such terms and at such time as required by that certain Put and Call Agreement dated as of December 13, 2002, by and between Vishay and each of the holders of the Notes due December 31, 2102 issued by Vishay.

          (b) Issue warrants to acquire VPG common stock (the “VPG Warrants”) to such Persons, in such amounts, upon such terms and at such time as required by that certain Warrant Agreement dated as of December 13, 2002, by and between Vishay and American Stock Transfer and Trust Company.

          (c) Register the shares of VPG common stock issuable upon (i) exchange of the VPG Exchangeable Notes or (ii) exercise of the VPG Warrants, on a resale registration statement on such terms and within such time periods as required by that certain Securities Investment and Registration Rights Agreement dated as of December 13, 2002, by and among Vishay, Phoenix Acquisition Company S.a.r.l., Phoenix Bermuda, LP and certain other persons as set forth therein.

     Section 4.9 Tax Matters. All matters relating to Taxes shall be governed exclusively by the Tax Matters Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Ancillary Agreement, the Tax Matters Agreement shall govern to the extent of the inconsistency.

     Section 4.10 Employee Matters. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the Vishay Group or the VPG Group shall be governed by the Employee Matters Agreement. In the event of any inconsistency with respect to such matters between the Employee Matters Agreement and this Agreement or any Ancillary Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency; provided, however, that notwithstanding anything to the contrary herein or in the Employee Matters Agreement, for the period from and after the Distribution Date, Vishay shall have no responsibility for the compensation or benefits of any of the executives or other employees of VPG, including those who were employed by Vishay prior to the Separation.

     Section 4.11 Intellectual Property. All matters relating to the ownership and right to use Intellectual Property shall be governed exclusively by the License Agreements, as applicable, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between a particular License Agreement and this Agreement or any Ancillary Agreement, such particular License Agreement shall govern to the extent of the inconsistency.

     Section 4.12 Services Support. All matters relating to the provision of support and other services by the Vishay Group to the VPG Group after the Effective Time, covered by the Transition Services Agreement, shall be governed exclusively by the Transition Services Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Transition Services Agreement and this Agreement or any other Ancillary Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

     Section 4.13 Real Property. All matters relating to real property to be leased, subleased, occupied, or shared either Group after the Effective Time shall be governed by the Lease Agreements, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between a particular Lease Agreements and this Agreement or any Ancillary Agreement, such particular Lease Agreement shall govern to the extent of the inconsistency.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

     Section 5.1 Mutual Release.

          (a) Effective as of the Distribution Date and except as otherwise specifically set forth in the Ancillary Agreements, each of Vishay, on behalf of itself and each member of the Vishay Group, on the one hand, and VPG, on behalf of itself and each member of the VPG Group, on the other hand, hereby unequivocally, unconditionally and irrevocably releases and forever discharges the other party and the members of such party’s Group, and its and their respective current and former directors, officers, managers or other Persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors, accountants, attorneys and other representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from, all Liabilities whatsoever of every name and nature, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known on the Distribution Date, whether fixed or contingent, and whether or not concealed or hidden, including in connection with the transactions and all other activities to implement the Separation and the Distributions.

          (b) Nothing contained in Section 5.1(a) shall impair any right of any party (or any of the respective members of such party’s Group) to enforce this Agreement, any Ancillary Agreement or any other Contracts that are contemplated by Section 2.11(b) or the applicable Schedules thereto, nor shall anything contained in those sections be interpreted as terminating as of the Distribution Date any rights under any such Contracts. For purposes of clarification, nothing contained in Section 5.1(a) shall release any Person from:

     (i) any Liability provided in or resulting from any agreement among any member of the Vishay Group or the VPG Group that is specified in Section 2.11(b) or the applicable Schedules thereto as not to terminate as of the Distribution Date, or any other Liability specified in such Section 2.11(b) as not to terminate as of the Distribution Date;

     (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

     (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

     (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

     (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

     (vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1.

     In addition, nothing contained in Section 5.1(a) shall release any party from honoring its existing obligations to indemnify any director, officer or employee of either Group who was a director, officer or employee of such party on or prior to the Distribution Date, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such party and was entitled to such indemnification pursuant to then existing obligations.

          (c) Neither Vishay nor VPG shall make, nor shall either permit any other member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other or any member of the other Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

          (d) It is the intent of Vishay and VPG by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Vishay or any member of the Vishay Group, on the one hand, and VPG or any member of the VPG Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(b). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

     Section 5.2 Indemnification by Vishay. Vishay shall indemnify, defend and hold harmless VPG, each member of the VPG Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “VPG Indemnified Parties”), from and against any and all Liabilities of VPG Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

          (a) the failure of Vishay or any other member of the Vishay Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Vishay Group other than the Assumed Liabilities whether prior to or after the date hereof;

          (b) the conduct of the Vishay Business;

          (c) any Liability of the Vishay Group (including the Excluded Assumed Liabilities) other than the Assumed Liabilities;

          (d) any Environmental Liabilities under Section 2.5(b)(v);

          (e) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any Ancillary Agreements, by Vishay or any member of the Vishay Group; and

          (f) any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to Vishay Group contained in the Form 10 Registration Statement, the Information Statement or any other registration statements filed by VPG or Vishay in connection with the Distribution.

     Section 5.3 Indemnification by VPG. VPG shall indemnify defend and hold harmless Vishay, each member of the Vishay Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Vishay Indemnified Parties”) from and against any and all Liabilities of the Vishay Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

          (a) the failure of VPG or any other member of the VPG Group or any other Person to pay, perform or otherwise promptly discharge any Assumed Liabilities in accordance with their respective terms, whether prior to or after the date hereof;

          (b) the conduct of the MGF Business;

          (c) any Assumed Liability;

          (d) any Environmental Liabilities under Section 2.5(a)(v);

          (e) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any Ancillary Agreements, by VPG or any member of the VPG Group; and

          (f) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the VPG Group contained in the Form 10 Registration Statement, the Information Statement or any other registration statements filed by VPG in connection with the Distribution.

     Section 5.4 Tax Indemnification. Notwithstanding anything herein to the contrary, indemnification for matters subject to the Tax Matters Agreement shall be governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article V.

     Section 5.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

          (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually received, realized or recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds that actually reduce the amount of the Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

          (b) In the case of any Shared Contingent Liability, any Insurance Proceeds actually received, realized or recovered by any party in respect of the Shared Contingent Liability will be shared among the parties in such manner as may be necessary so that the obligations of the parties for such Shared Contingent Liability, net of such Insurance Proceeds, will remain in proportion to their respective Shared Percentages, regardless of which party or parties may actually receive, realize or recover such Insurance Proceeds.

          (c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” ( i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement or in any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds; provided, that such member is capable of fulfilling and meeting any of its obligations as an Indemnifying Party under this Agreement (including, but not limited to the ability to make a full payment on any indemnification obligation).

     Section 5.6 Procedures for Indemnification of Third Party Claims.

          (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Vishay Group or the VPG Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 5.2 or Section 5.3 or any other section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Person shall give the other party to this Agreement written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 5.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

          (b) If the Indemnifying Party receiving any notice pursuant to Section 5.6(a) or the Indemnified Party believes that the Third Party Claim is or may be a Shared Contingent Liability, such party may make a Determination Request with respect thereto. Vishay shall be entitled (but not obligated) to assume the defense of such Third Party Claim as if it were the Indemnifying Party hereunder until a determination on whether such Third Party Claim is a Shared Contingent Liability. In any such event, Vishay shall be entitled to reimbursement of all the costs and expenses of such defense once a final determination or acknowledgment is made as to the status of the Third Party Claim; provided, that, if such Third Party Claim is determined to be a Shared Contingent Liability, such costs and expenses shall be shared as provided in Section 5.6(c). If it is determined by the parties or the Contingent Claim Committee that the Third Party Claim is a Shared Contingent Liability, the Indemnifying Party determined to have a majority of the Shared Percentage of such Shared Contingent Liability shall assume the defense of such Third Party Claim; provided, that such Indemnifying Party is solvent. If the Indemnifying Party with a majority of the Shared Contingent Liability is insolvent, the Indemnifying Party with less than a majority of the Shared Contingent Liability shall be entitled (but not obligated) to assume the defense of such Third Party Claim.

          (c) The costs and expenses of assuming the defense of any Third Party Claim that is a Shared Contingent Liability (subject to Section 5.6(b)), and/or seeking to settle or compromise (subject to Section 5.6(g)) shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to Section 6.3. Any Indemnified Party in respect of a Shared Contingent Liability shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but all fees and expenses of such counsel shall be the expense of such Indemnified Party.

          (d) Other than in the case of a Shared Contingent Liability, an Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.6(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.

          (e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 5.6(d), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

          (f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim that is not a Shared Contingent Liability without the consent of the Indemnifying Party. No Indemnified Party may settle or compromise any Third Party Claim that is a Shared Contingent Liability without the consent of the Indemnifying Party that is entitled to or has assumed the defense of such Third Party Claim.

          (g) In the case of a Third Party Claim that is not a Shared Contingent Liability, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against any Indemnified Party. In the case of a Third Party Claim that is a Shared Contingent Liability, the Indemnifying Party that has assumed the defense of such Third Party Claim shall not consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnified Party if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnified Party; provided, however, the Indemnifying Party shall not need to obtain the consent of the Indemnified Party if the Indemnified Party is insolvent.

     Section 5.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of forty-five (45) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such forty-five (45) day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such forty-five (45) day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article VIII.

     Section 5.8 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article V by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a statement therefor, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than ten (10) Business Days following any final determination of such Liability and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

     Section 5.9 Contribution. If the indemnification provided for in this Article V shall, for any reason, be unavailable or insufficient to hold harmless an Indemnified Party hereunder in respect of any Liability, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.2 and Section 5.3. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.2 or Section 5.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

     Section 5.10 Remedies Cumulative. The rights and remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     Section 5.11 Survival of Indemnities. The rights and obligations of each of Vishay and VPG and their respective Indemnified Parties under this Article V shall survive the distribution, sale or other transfer by any party of any Assets or the delegation or assignment by it of any Liabilities.

ARTICLE VI

CONTINGENT GAINS AND CONTINGENT LIABILITIES

     Section 6.1 Contingent Gains.

          (a) Each of Vishay and VPG shall have the sole and exclusive right to any benefit received with respect to any Exclusive Vishay Contingent Gain and any Exclusive VPG Contingent Gain, respectively. Each of Vishay and VPG shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forego, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any such Exclusive Vishay Contingent Gain or Exclusive VPG Contingent Gain, as the case may be.

          (b) Any benefit that may be received from any Shared Contingent Gain shall be shared between Vishay and VPG in proportion to the Shared Vishay Percentage and the Shared VPG Percentage, respectively, and shall be paid in accordance with Section 6.4. If it is determined by the parties or the Contingent Claim Committee that a Contingent Gain is a Shared Contingent Gain, the party determined to have a majority of the Shared Percentage of such Shared Contingent Gain shall have the sole and exclusive authority to commence, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to such Shared Contingent Gain. The party with a minority interest in such Shared Contingent Gain shall not take, or permit any member of its Group to take, any action (including commencing any Action) that would interfere with such rights and powers of the other party. The party with a majority of the Shared Percentage of such Shared Contingent Gain shall use its reasonable best efforts to notify the other party in the event that it commences an Action with respect to a Shared Contingent Gain; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other party against such party or affect any other provision of this Section 6.1. The party with a majority of the Shared Percentage of such Shared Contingent Gain may elect not to pursue any Shared Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other party or any business reasons that are in the best interests of such party or a member of such party’s Group, without regard to the best interests of any member of the other Group) and no member of the Group with a majority interest in such Shared Contingent Gain shall have any liability to any Person (including any member of the other Group) as a result of any such determination.

          (c) In the event of any dispute as to whether any claim or right is a Contingent Gain or whether any Contingent Gain is a Shared Contingent Gain, an Exclusive Vishay Contingent Gain or an Exclusive VPG Contingent Gain, Vishay may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that Vishay commences any such prosecution or assertion and, upon resolution of the dispute, it is determined hereunder that VPG has the exclusive right to such claim or right, Vishay shall, promptly upon the request of VPG, discontinue the prosecution or assertion of such right or claim and transfer the control thereof to VPG. In such event, VPG will reimburse Vishay for all costs and expenses, reasonably incurred prior to resolution of such dispute in the prosecution or assertion of such claim or right.

     Section 6.2 Exclusive Contingent Liabilities. Each Exclusive Contingent Liability shall constitute a Liability for which indemnification is provided by Vishay or VPG, as the case may be, pursuant to Article V and shall be subject to the procedures set forth in Article V with respect thereto.

     Section 6.3 Shared Contingent Liabilities.

          (a) As set forth in Section 5.6(c) and subject to Section 5.6(g), any Third Party Claim that is a Shared Contingent Liability, and the costs and expenses thereof, shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other parties with respect thereto pursuant to this Section 6.3.

          (b) Each of Vishay and VPG shall be responsible for its Shared Percentage of any Shared Contingent Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Shared Contingent Liability that such party was not consulted in the defense thereof, that such party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to Section 5.6(g), such settlement was effected without the consent or over the objection of such party).

     Section 6.4 Payments. Any amount owed in respect of (i) any Shared Contingent Liabilities (including reimbursement for the cost or expense of defense of any Third Party Claim that is a Shared Contingent Liability), or (ii) any Shared Contingent Gains (including reimbursement for the costs or expenses to commence, prosecute or settle matters with respect to a Shared Contingent Gain), pursuant to this Article VI shall be remitted promptly after the party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the party owing such amount.

     Section 6.5 Procedures to Determine Status of Contingent Liability or Contingent Gain.

          (a) With respect to any other matters not set forth on Schedules to this Agreement (regardless of whether such matters are currently pending but not set forth on such Schedules or are asserted or filed hereafter), Vishay and VPG will form the Contingent Claim Committee for (x) the purpose of resolving whether:

     (i) any claim or right is a Contingent Gain;

     (ii) any Contingent Gain is a Shared Contingent Gain, an Exclusive Vishay Contingent Gain or an Exclusive VPG Contingent Gain;

     (iii) any Liability is a Contingent Liability; or

     (iv) any Contingent Liability is a Shared Contingent Liability, an Exclusive Vishay Contingent Liability or an Exclusive VPG Contingent Liability.

and (y) for the purpose of determining the Shared VPG Percentage and the Shared Vishay Percentage in connection with Shared Contingent Gains and Shared Contingent Liabilities.

          (b) (i) The parties shall refer any Shared Contingent Gain or Shared Contingent Liability to the Contingent Claim Committee to determine the Shared VPG Percentage and the Shared Vishay Percentage in connection with such Shared Contingent Gain or Shared Contingent Liability and (ii) any of the parties may refer any potential Contingent Gains or Contingent Liabilities to the Contingent Claim Committee for resolution as described in Section 6.5(a) (any such request described in clause (i) or clause (ii), a “Determination Request”). If the Contingent Claim Committee reaches a determination (which shall be made within thirty (30) days of such referral on a matter submitted to the Contingent Claim Committee by any of the parties), then that determination shall be binding on all of the parties and their respective successors and assigns. In the event that the Contingent Claim Committee cannot reach a determination as to (i) the appropriate allocation of Contingent Gains or Contingent Liabilities between the parties in connection with Shared Contingent Gains or Shared Contingent Liabilities, respectively, or (ii) as to the nature or status of any such Contingent Liabilities or Contingent Gains, within thirty (30) days after such referral, then the issue will be submitted to the respective Senior Party Representative of Vishay and VPG for determination. If the Senior Party Representatives cannot reach a determination, then the procedures set forth in Article VIII of this Agreement shall govern.

     Section 6.6 Certain Case Allocation Matters. The parties agree that if any Action not set forth on Schedules to this Agreement involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Liabilities of two or more parties, they will use their reasonable best efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim (including all costs and expenses) shall be treated as Exclusive Contingent Liabilities of the appropriate party and so that each party shall have the rights and obligations with respect to each such claim (including pursuant to Article V) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, this Section 6.6 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.

ARTICLE VII

INSURANCE

     Section 7.1 Insurance Matters Generally.

          (a) VPG does hereby, for itself and each other member of the VPG Group, agree that no member of the Vishay Group or any Vishay Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of Vishay and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim, the bankruptcy or insolvency of any insurance carrier or otherwise.

          (b) The Separated Assets shall include any and all Insurance Policies which are owned or maintained by or on behalf of VPG or any member of the VPG Group or which are owned or maintained by or on behalf of Vishay or any member of the Vishay Group and which relate exclusively to the MGF Business and which are by their terms assignable to VPG or any member of the VPG Group. All other Insurance Policies shall be subject to the provisions of Section 7.2.

     Section 7.2 Shared Insurance Policies.

          (a) Vishay agrees to use its reasonable best efforts to cause the interest and rights of VPG and the other members of the VPG Group as of the Effective Time as insureds, additional named insureds or beneficiaries or in any other capacity under occurrence-based Insurance Policies of Vishay or any other member of the Vishay Group in respect of periods prior to the Effective Time (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such Insurance Policies; provided however that Vishay shall be required to maintain tail or extended coverage for the benefit of the VPG Group with respect to certain Insurance Policies in effect prior to the Effective Time as described in Schedule 1.4 and Schedule 2.5(b)(v). For the avoidance of doubt, except as otherwise provided in Schedule 1.4 or Schedule 2.5(b)(v), Vishay shall not be required to maintain any tail or extended coverage for the benefit of the VPG Group with respect to Insurance Policies in effect prior to the Effective Time.

          (b) Following the Effective Time, Vishay, at its sole option, cost and expense, shall continue to administer the Insurance Policies, including on behalf of VPG and the other members of the VPG Group. Vishay’s retention of the administrative responsibilities for the Insurance Policies shall not relieve VPG or any member of the VPG Group submitting any insurance claim of the responsibility to report such claim accurately, completely and in a timely manner or limit the authority of VPG or such other member of the VPG Group to settle any such insurance claim within the limits of the relevant Insurance Policy. Vishay may discharge its administrative responsibilities under this Section 7.2(b) by contracting for the provision of services by one or more independent parties.

          (c) If any insurer does not promptly acknowledge insurance coverage in connection with any insured Assumed Liabilities, then, with respect to such insured Assumed Liabilities, VPG, on an as-incurred basis (i) shall advance all amounts expended by Vishay for or with respect to such insured Assumed Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Liabilities required to be paid by Vishay or any member of the Vishay Group, and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured Assumed Liabilities, but, in the case of each of clauses (i) and (ii) above, only to the extent Vishay is taking action in respect therewith at the request of VPG, which shall be entitled to direct all such defense, settlement and recovery efforts, subject, however to the provisions of Article V. Any Insurance Proceeds received by Vishay or any other member of the Vishay Group after the Effective Time under such policies and programs in respect of VPG and the other members of the VPG Group shall be for the benefit of and shall promptly be paid over to VPG and the other members of the VPG Group. Notwithstanding anything herein to the contrary, neither Vishay nor any member of the Vishay Group shall be liable for the satisfaction of any claim by VPG or any member of the VPG Group out of any self-insurance program maintained by a member of the Vishay Group to the extent relating to an Assumed Liability.

          (d) Except as otherwise provided in Schedule 1.4 or Schedule 2.5(b)(v), Vishay and VPG agree that the aggregate amount of any deductible paid shall be borne by the parties in the same proportion as the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Insurance Policy, and any party that has paid more than its allocable share of the deductible shall be entitled to receive from the other party an amount such that each party will only bear its allocable share.

          (e) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Vishay Group in respect of any insurance policy or any other contract or policy of insurance.

          (f) The parties agree to use their reasonable best efforts to cooperate with respect to the insurance matters contemplated by this Agreement. In the event that both parties have insurance claims relating to the same occurrence, the parties shall jointly defend and waive any conflict necessary to the conduct of a joint defense.

          (g) Nothing in this Agreement shall be deemed to restrict any member of the VPG Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     Section 7.3 Insurance for VPG Officers & Directors. Vishay shall use its reasonable best efforts to provide insurance to those individuals who at and immediately following the Effective Time are officers, directors, employees, fiduciaries or agents of VPG and who immediately prior to the Effective Time were insured persons under the current Vishay Directors & Officers Liability Insurance Policy (such individuals, the “VPG Officers & Directors”) with material terms and conditions no less favorable to the VPG Officers & Directors than is available to the officers, directors, employees, fiduciaries or agents of Vishay under the Vishay Directors & Officers Liability Insurance Policy in effect at such time, except that such insurance shall exclude coverage for wrongful acts, errors or omissions occurring after the Distribution Date.

     Section 7.4 Director and Officer Indemnification. For a period of six (6) years from the Effective Time, the provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws of Vishay to the extent providing for indemnification of persons who were officers, directors, employees, fiduciaries or agents immediately prior to the Effective Time shall not be amended in any manner that would adversely affect the rights of persons who at the Effective Time were directors, officers, employees, fiduciaries or agents of any member of the VPG Group, unless such modification shall be required by, and then only to the minimum extent required by, Applicable Law.

     Section 7.5 VPG Insurance. Effective as of the Distribution Date, except as expressly provided herein, Vishay shall not be obligated to maintain insurance coverage with respect to the business, affairs, operations, assets or liabilities of the VPG Group, and VPG shall indemnify and hold the Vishay Group harmless from any Liabilities arising by reason of the failure of the VPG Group to maintain such insurance.

ARTICLE VIII

DISPUTE RESOLUTION

     Section 8.1 Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Vishay Group on the one hand and the VPG Group on the other hand. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

     Section 8.2 Dispute Resolution; Mediation.

          (a) Either party may commence the dispute resolution process of this Section 8.2 by giving the other party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, any Ancillary Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each party (“Senior Party Representatives”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

          (b) If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the parties fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration contemplated by Section 8.3 or any other dispute resolution procedure that may be agreed by the parties.

          (c) All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

          (d) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties.

          (e) Within thirty (30) days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

          (f) Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses.

          (g) Any Dispute regarding the following matters is not required to be negotiated or mediated prior to seeking relief from an arbitrator or, if applicable, from a court pursuant to Section 10.14: (i) breach of any obligation of confidentiality or waiver of Privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.

     Section 8.3 Arbitration.

          (a) Subject to Section 8.3(b), if for any reason a Dispute is not resolved within one hundred eighty (180) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 8.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania pursuant to the Commercial Rules of the AAA. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of New York without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

          (b) Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.

          (c) The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 8.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in Philadelphia, Pennsylvania or the City of New York, Borough of Manhattan. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third Party Claim, to the extent of such claim.

     Section 8.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such Dispute.

     Section 8.5 Limitation of Liability. In no event shall any member of the Vishay Group or the VPG Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article V. The provisions of Article V, Article VIII and Section 10.14 shall be the parties’ sole recourse for any breach hereof or any breach of the Ancillary Agreements, except as may be explicitly provided in any Ancillary Agreement.

ARTICLE IX

TERMINATION

     Without limiting the generality of Section 3.5(a), (i) this Agreement and the Ancillary Agreements may be terminated, (ii) the Separation may be abandoned and (iii) the Distribution may be abandoned, in each case at any time prior to the Effective Time by and in the sole and absolute discretion of Vishay without the approval of VPG. In the event of such termination, neither party shall have any Liability of any kind to the other party.

ARTICLE X

MISCELLANEOUS

     Section 10.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

     Section 10.2 Entire Agreement. This Agreement, the Ancillary Agreements, and any Annexes, Schedules and Exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist between the parties other than those set forth or referred to herein or therein.

     Section 10.3 Construction.

          (a) Any uncertainty or ambiguity with respect to any provision of this Agreement shall not be construed for or against any party based on attribution of drafting by either party.

          (b) The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a clear contrary intention appears:

     (i) the singular number includes the plural number and vice versa;

     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

     (iii) reference to any gender includes each other gender;

     (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein;

     (v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

     (vi) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

     (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

     (viii) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

     (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

     (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     Section 10.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or transfer (by merger, operation of law or otherwise) its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement to any Wholly-owned Subsidiary; provided, however, that each party shall at all times remain liable for the performance of its obligations under this Agreement by any such Wholly-owned Subsidiary. Any attempted assignment or delegation in violation of this Section 10.4 shall be void.

     Section 10.5 Third Party Beneficiaries. Except for (x) the indemnification rights under this Agreement of any Vishay Indemnified Party or any VPG Indemnified Party in their respective capacities as such under Article V and for the release under Section 5.1 of any Person provided therein and (y) the rights to insurance of VPG Officers and Directors under Section 7.3: (i) the provisions of this Agreement are solely for the benefit of the parties and their respective successors and permitted assigns, and are not intended to confer upon any Person, except the parties and their respective successors and permitted assigns, any rights or remedies hereunder; (ii) there are no third party beneficiaries of this Agreement; and (iii) this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     Section 10.6 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     Section 10.7 Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such Party may designate from time to time by written notice in accordance with this provision):

     If to Vishay, to:

     Vishay Intertechnology, Inc.
     63 Lancaster Avenue
     Malvern, PA 19355-2120
     Attention: Dr. Lior E. Yahalomi, Chief Financial Officer
     Telephone: 610-644-1300
     Facsimile: 610-889-2161

     with a copy to:

     Kramer Levin Naftalis & Frankel LLP
     1177 Avenue of the Americas
     New York, NY 10036
     Attention: Ernest S. Wechsler, Esq.
     Telephone: 212-715-9100
     Facsimile: 212-715-8000

     If to VPG, to:

     Vishay Precision Group, Inc.
     3 Great Valley Parkway
     Malvern, PA 19355-1307
     Attention: William M. Clancy, Chief Financial Officer
     Telephone: 484-321-5300
     Facsimile: 484-321-5301

     with a copy to:

     Pepper Hamilton LLP
     3000 Two Logan Square
     Eighteenth and Arch Streets
     Philadelphia, Pennsylvania 19103-2799
     Attention: Barry Abelson, Esq.
     Telephone: 215-981-4000
     Facsimile: 215-981-4750

Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the party to whom notice is being given; or (iii) actual delivery to or receipt by the party to whom notice is being given or an employee or agent thereof.

     Section 10.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     Section 10.9 Nonrecurring Costs and Expenses. Vishay shall pay for all reasonable documented out-of-pocket fees, costs and expenses incurred by the VPG Group prior to the Effective Time in connection with the Separation and the Distribution.

     Section 10.10 Press Releases; Public Announcements. Prior to the Distribution Date, Vishay shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Ancillary Agreements, the Separation, the Distribution or any of the other transactions contemplated hereby and thereby, and VPG shall not make such statements without the prior written consent of Vishay. Prior to the Distribution Date, Vishay and VPG shall each consult with the other prior to making any filings with any Governmental Authority with respect to any of the foregoing, but no such filing shall be made without the approval of Vishay, and Vishay shall be permitted to make any filings as it deems necessary or appropriate. Following the Effective Time, neither party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other party.

     Section 10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement or any Ancillary Agreement shall survive the Separation and Distribution and shall remain in full force and effect.

     Section 10.12 Waiver of Default.

          (a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.

          (b) Waiver by any party of any default by the other party of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.13 Amendments. This Agreement may be amended, supplemented, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of Vishay without the approval of VPG or of the stockholders of Vishay. After the Effective Time, no provisions of this Agreement shall be deemed amended, modified or supplemented by any party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such amendment, supplement or modification.

     Section 10.14 Specific Performance. The parties agree that the remedy at law for any breach of this Agreement or any Ancillary Agreement may be inadequate, and that, as between Vishay and VPG, any party by whom this Agreement or any Ancillary Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement or any Ancillary Agreement. Such party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement or any Ancillary Agreement as between Vishay and VPG, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between Vishay and VPG, each party waives any objection to the imposition of such relief.

     Section 10.15 Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan for the purposes of any suit, Action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 10.14. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section 10.7 shall be effective service of process for any Action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 10.15. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan of any Action, suit or proceeding arising out of this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby for which it has submitted to jurisdiction pursuant to this Section 10.15, and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 10.16 Waiver of jury trial. Subject to Article VIII, each of the parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any court proceeding directly or indirectly arising out of and permitted under or in connection with this agreement or the transactions contemplated by this agreement. Each of the parties hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.16.

[SIGNATURE PAGE FOLLOWS]

     WHEREFORE, the parties have signed this Separation Agreement effective as of the date first set forth above.

VISHAY INTERTECHNOLOGY, INC.

/s/ Lior E. Yahalomi
Name:	Dr. Lior E. Yahalomi
Title:	Executive Vice President and Chief Financial
Officer

VISHAY PRECISION GROUP, INC.

/s/ William M. Clancy
Name:	William M. Clancy
Title:	Executive Vice President and Chief Financial
Officer

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

between

VISHAY INTERTECHNOLOGY, INC.

and

VISHAY PRECISION GROUP, INC.

DATED JUNE 22, 2010

ANNEX A

VISHAY PRECISION GROUP, INC.

Pro Forma Combined and Consolidated Balance Sheets

(In thousands)

April 3,
2010
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,121
Accounts receivable, net	25,212
Net inventories	45,010
Deferred income taxes	4,984
Prepaid expenses and other current assets	5,333
Total current assets	153,660

Property and equipment, net	44,236
Intangible assets, net	16,244
Other assets	8,440
Total assets	$222,580

Liabilities and equity
Current liabilities:
Notes payable to banks	$-
Trade accounts payable	6,942
Payroll and related expenses	7,082
Other accrued expenses	6,119
Income taxes	1,286
Current portion of long-term debt	96
Total current liabilities	21,525

Long-term debt, less current portion	14,525
Deferred income taxes	5,985
Other liabilities	6,347
Accrued pension and other postretirement costs	10,442
Total liabilities	58,824

Equity:
Common stock	1,230
Class B common stock	100
Paid in capital in excess of par	174,523
Accumulated other comprehensive income (loss)	(12,231)
Total stockholders’ equity	163,622
Noncontrolling interests	134
Total equity	163,756
Total liabilities and equity	$222,580

MASTER SEPARATION AND DISTRIBUTION AGREEMENT

between

VISHAY INTERTECHNOLOGY, INC.

and

VISHAY PRECISION GROUP, INC.

DATED JUNE 22, 2010

SCHEDULES

Terms used but not defined in these Schedules shall have the meanings assigned to them in the Master Separation and Distribution Agreement (the “Master Separation Agreement”).

Schedule 1.1
Capital Allocation Transactions

Prior to the Separation, the parties will cause the following transactions to occur:

1.	All intercompany accounts for money borrowed and non-trade invoicing between Vishay or any other member of the Vishay Group, on the one hand, and VPG or any other member of the VPG Group, on the other, will be settled and eliminated.

2.	The extinguishment of notes payable obligations running from members of the VPG Group to members of the Vishay Group will be effected through distribution and contribution transactions of cash and the notes.

3.	Vishay will cause the VPG to have Actual VPG Net Cash as of the Distribution Date equal between $58,500,000 and $71,500,000. To the extent Actual VPG Net Cash is less than or exceeds these values, the parties will make an adjustment in accordance with the terms of Section 2.17 of the Master Separation Agreement.

4.	VPG will enter into a credit facility.

The foregoing transaction list is qualified by reference to the description of the separation transactions in the Private Letter Ruling Request, dated June 11, 2010, as amended from time to time prior to the Separation, submitted by Vishay Intertechnology, Inc. to the Internal Revenue Service (the “Private Letter Ruling Request”). In the case of any inconsistency between this Schedule and the Private Letter Ruling Request, this Schedule shall be deemed amended to conform to the description of the separation transactions as set forth in the Private Letter Ruling Request.

Schedule 1.2
Exclusive VPG Contingent Liabilities

For the avoidance of doubt, this schedule is not necessarily exhaustive of all litigation relating to the MGF Business.

Lawsuits

Tawfik v. Vishay Intertechnology, Inc.

McMahon v. Vishay Intertechnology, Inc.

Environmental Matters

Wondra v. BLH Electronics

Tak and Binh Chan v. Vishay Measurements Group et al

Sutton Brook Site (Vishay BLH, MA)

Product Liability

Esteve SA (Rians, France)

Open VPG Claims

		Date of	Claim
	Name of Employee	Incident	Number	Status	Entity
7.	[Employee name omitted]	28.11.2003	10604063401	open	Tedea International Ltd
8.	[Employee name omitted]	09.01.2006	10607050390	open	V.I.E.C. Ltd.
9.	[Employee name omitted]	28.05.2007	10607031117	open	V.I.E.C. Ltd.
10.	[Employee name omitted]	13.06.2007	10607036036	open	V.I.E.C. Ltd.
11.	[Employee name omitted]	04.11.2007	10607065396	open	Vishay Israel Limited
12.	[Employee name omitted]	17.12.2002	10609050909	open	Vishay Israel Limited

Schedule 1.3
Separation Transactions

The separation transactions shall be as specified in the Private Letter Ruling Request. In the case of any inconsistency between this Schedule and the Private Letter Ruling Request, this Schedule shall be deemed amended to conform to the description of the separation transactions as set forth in the Private letter Ruling Request.

The parties will cause the following miscellaneous asset transfers to occur:

1.	Acquisition of intellectual property owned by Vishay S.A. and necessary for manufacturing strain gage products to Vishay Measurements Group, Inc.

2.	Acquisition of intellectual property owned by Vishay S.A. and necessary for manufacturing foil resistor chips for Vishay Precision Foil GmbH.

3.	Transfer of other intellectual property as set forth in the attachment hereto.

Attachment to Schedule 1.3 to Master Separation Agreement
Transferred Intellectual Property

COUNTRY OF
PATENT #	TITLE	REGISTRATION	VPG ASSIGNEE
7576622 (US4176445A)	Metal foil resistor	United States	Vishay Precision Group, Inc.
4,176,445	Metal foil resistor	United States	Vishay Precision Group, Inc.
4,297,670	Metal foil resistor	United States	Vishay Precision Group, Inc.
4,306,217	Flat electrical components	United States	Vishay Precision Group, Inc.
2926516	German patent	Germany	Vishay Precision Group, Inc.
1 143 810	Metal foil resistor	Canada	Vishay Precision Group, Inc.
Application	Circuit compensation in strain gage
61/229,123	based transducers	United States	Vishay Precision Group, Inc.
Foil strain gage for automated handling
US 7,150,199 B2	and packaging	United States	Vishay Precision Group, Inc.
Foil strain gage for automated handling
WO 2006/041577 A1	and packaging	PCT Worldwide	Vishay Precision Group, Inc.
Electrical resistors and methods of
5,206,623	making same	United States	Vishay Precision Group, Inc.

CURRENT
			RENEWAL	TRADEMARK
TRADEMARK	COUNTRY	STATUS	DATE	OWNER	VPG ASSIGNEE
Vishay
BULK METAL	EUROPEAN UNION	REGISTERED	14-Feb-11	Intertechnology, Inc.	Vishay Precision Group, Inc.
Vishay
BULK METAL	FRANCE	REGISTERED	26-Jun-12	Intertechnology, Inc.	Vishay Precision Group, Inc.
Vishay
BULK METAL	UNITED STATES	REGISTERED	19-Dec-12	Intertechnology, Inc.	Vishay Precision Group, Inc.
Vishay Techno
MULTIDIAL	UNITED STATES	REGISTERED	23-May-11	Components LLC	Vishay Precision Group, Inc.

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Schedule 1.4
Shared Contingent Liabilities

Product Liability

Product liability refers to third party liability from bodily injury and/or property damage caused by faulty products. With respect to products manufactured in all jurisdictions other than the United States and sold prior to the Separation, it also includes other third party financial loss and the cost of dismantling and refitting any other products manufactured with the faulty product, but does not include the cost of product recall. With respect to products sold in the United States, it includes other third party financial loss only to extent covered by the Errors and Omission (E&O) Insurance Policy of the Vishay Group.

The Vishay Group will be responsible for product liability in respect of any product manufactured by the VPG Group outside the United States and sold prior to the Separation, whether a claim is made with respect thereto before or after the Separation, to the extent of available insurance coverage of the Vishay Group.

The Vishay Group will be responsible for product liability in respect of any product sold by the VPG Group prior to the Separation inside the United States, but only for which a claim has been made with respect thereto before the Separation, to the extent of available insurance coverage of the Vishay Group; provided that to the extent the liability is covered under the Errors & Omission (E&O) Insurance Policy of the Vishay Group, Vishay will be responsible for the liability whether a claim is made with respect thereto before or after the Separation.

The following shall govern deductible amounts under any insurance policies of the Vishay Group for which coverage is sought under the circumstances recited in the two preceding paragraphs. Any deductible for which a liability has been accrued on the books and records of the VPG Group prior to the Separation will be the sole responsibility of the VPG Group. Any policy deductible for which a liability has not been accrued on the books and records of the VPG Group prior to the Separation will be shared equally by the Vishay Group and the VPG Group.

Vishay agrees to (i) obtain tail coverage for a period of five years under the E&O Policy of Vishay (as in effect on the date the Agreement), to the extent it affords coverage for third party loss on account of products manufactured and sold by the VPG Group prior to the Separation; and (ii) purchase or self-insure extended reporting coverage for a period of five years for product liability relating to products of the VPG Group manufactured and sold prior to the Separation, which coverage shall be substantially the same (including deductible amounts and policy limits) as the coverage afforded under the existing policy of Vishay with HDI-Gerling (as in effect on the date the Agreement), but only in respect of products manufactured outside the United States.

Product Recall Liability

Product Recall Liability refers to third party expenses arising in connection with the recall of a faulty product to prevent bodily injury or property damage.

The Vishay Group will be responsible for product recall liability in respect of any product manufactured by the VPG Group outside the United States and sold prior to the Separation, whether a claim is made with respect thereto before or after the Separation, to the extent of available insurance coverage of the Vishay Group.

The following shall govern deductible amounts under any insurance policies of the Vishay Group for which coverage is sought under the circumstances recited in the preceding paragraph. Any deductible for which a liability has been accrued on the books and records of the VPG Group prior to the Separation will be the sole responsibility of the VPG Group. Any policy deductible for which a liability has not been accrued on the books and records of the VPG Group prior to the Separation will be shared equally by the Vishay Group and the VPG Group.

Vishay agrees to purchase or self-insure extended reporting coverage for a period of five years for product recall liability relating to products of the VPG Group manufactured and sold prior to the Separation, which coverage shall be substantially the same (including deductible amounts and policy limits) as the coverage afforded under the existing policy of Vishay with Gerling Insurance (as in effect on the date the Agreement), but only in respect of products manufactured outside the United States.

Liabilities Relating to the Separation

Liabilities relating to the Separation based upon a claim or other assertion that the Separation violated the rights of any Person or constituted a breach of a duty owed by any Person to the stockholders of Vishay or VPG shall be borne by the Vishay Group and the VPG Group as follows:

(i)	if covered by an insurance policy of the Vishay Group or an insurance policy of the VPG Group, by the Vishay Group or the VPG Group, as the case may be, but only to the extent of the insurance proceeds;

(ii)	each party shall be responsible for the policy deductible under its insurance policy referred to in clause (i); and

(iii)	otherwise in the proportion of the Vishay Group 90% and the VPG Group 10%.

Schedule 2.4(a)(iii)
Subsidiaries of VPG

Company Name	Country
Vishay - PM Belgium N.V.	Belgium
Vishay - Waste Collection Systems Belgium N.V.	Belgium
High Goals Investments Limited	British Virgin Islands
Vishay Tedea-Huntleigh (Beijing) Electronics Co., Ltd	China
Vishay Precision Measurement Trading (Shanghai) Co., Ltd.	China
Vishay Celtron Technologies (Tianjin) Co., Ltd	China
Pharos de Costa Rica, S.A.	Costa Rica
Vishay PME France SARL	France
SCI Vijafranc	France
Vishay Measurements Group France, S.A.S.	France
Vishay Precision Foil GmbH	Germany
Vishay Measurement Group GmbH	Germany
Powertron GmbH	Germany
MDT Technik GmbH	Germany
Vishay Transducers India Limited	India
Vishay Precision Transducers India Private Limited	India
Vishay PM Onboard (Ireland) Limited	Ireland
Vishay Precision Israel Ltd.	Israel
Vishay Advanced Technologies, Ltd.	Israel
Tedea-Huntleigh International, Ltd.	Israel
T-H Industrial Properties, Ltd.	Israel
T-H Technology, Ltd.	Israel
Alpha Electronics Corp.	Japan
Vishay Precision Foil K.K.	Japan
Vishay Precision Holdings B.V.	Netherlands
Vishay - Waste Collection Systems B.V.	Netherlands
Tedea Huntleigh B.V.	Netherlands
Vishay Revere Transducers Europe B.V.	Netherlands
Vishay Nobel AS	Norway
Vishay Precision Asia Investments Pte. Ltd.	Singapore
Vishay Precision España S.L.	Spain
Vishay Nobel AB	Sweden
AB Givareteknik	Sweden
Vishay Celtron Technologies, Inc.	Taiwan
Vishay Measurements Group UK Limited	United Kingdom
Vishay PM Group Limited	United Kingdom
Vishay PM Onboard Limited	United Kingdom
Tedea-Huntleigh Europe Ltd.	United Kingdom
Selectaid Limited	United Kingdom
Meadowgrip Limited	United Kingdom
Fleet Weighing Limited	United Kingdom
PM Electronics Limited	United Kingdom
Waste Collection Systems Limited	United Kingdom
Vishay Precision Group, Inc.	United States
Vishay Measurements Group, Inc.	United States
Vishay Transducers Ltd.	United States
Vishay Precision Foil, Inc.	United States
Vishay BLH, Inc.	United States
Tedea-Huntleigh, Inc.	United States

Schedule 2.4(b)(i)
Excluded Assets

1.	All assets used exclusively by Vishay S.A. in its strain gage business other than intellectual property.

2.	All assets used exclusively by Vishay S.A. in finishing RCK foil resistor products, other than the intellectual property and equipment transferred to Vishay Advanced Technologies Ltd. (see Schedule 1.3).

Schedule 2.5(b)(ii)
Excluded Assumed Liabilities

Excluded Assumed Liabilities other than Excluded Assumed Environmental Liabilities set forth on Schedule 2.5(b)(v).

1.	Any Liabilities arising from or related to Nippon Vishay, K.K. to the extent arising from occurrences prior to the Distribution.

Schedule 2.5(b)(v)
Excluded Assumed Environmental Liabilities

Other than the Environmental Liabilities set forth on Schedule 1.2 to be assumed by VPG, the Vishay Group will be responsible for Environmental Liabilities in respect of the manufacturing locations of the VPG Group in existence at or prior to the Separation in the United States, Germany, India and Israel attributable to, and to the extent of, conditions in existence at or prior to the Separation, whether a claim is made with respect thereto before or after the Separation, to the extent of available insurance coverage of the Vishay Group.

Other than the Environmental Liabilities set forth on Schedule 1.2 to be assumed by VPG, the Vishay Group will be responsible for Environmental Liabilities in respect of the manufacturing locations of the VPG Group in existence at or prior to the Separation in all other jurisdictions attributable to, and to the extent of, conditions in existence at or prior to the Separation, whether a claim is made with respect thereto before or after the Separation, to the extent of available insurance coverage of the Vishay Group, but only if the environmental conditions giving rise to the Environmental Liabilities were openly manifest and apparent prior to the Separation.

The following shall govern deductible amounts under any insurance policies of the Vishay Group for which coverage is sought under the circumstances recited in the two preceding paragraphs. Any deductible for which a liability has been accrued on the books and records of the VPG Group prior to the Separation will be the sole responsibility of the VPG Group. Any policy deductible for which a liability has not been accrued on the books and records of the VPG Group prior to the Separation will be shared equally by the Vishay Group and the VPG Group.

Vishay agrees to list as “discontinued locations” (i) for a period of five years for VPG manufacturing locations in the United States, India and Israel in existence at or prior to the Separation and (ii) for a period of three years for VPG manufacturing locations located in Germany in existence at or prior to the Separation, in the insurance policies of Vishay providing coverage for Environmental Liabilities in those jurisdictions, but only in respect of Liabilities attributable to, and to the extent of, environmental conditions in existence at or prior to the Separation.

Schedule 2.16
VPG Assets to be Transferred to Vishay

1.	Research & development facility and warehouse historically owned by Vishay Advanced Technologies, Ltd. (to be transferred to Vishay Israel Limited).

2.	The Dale Surface Mount Resistor “ASL” production line will be sold from Alpha Electronics Corp. to Vishay Dale Electronics, Inc.

Schedule 3.3(b)
Vishay Group Resignations

Effective as of the time of Separation, Mr. Ziv Shoshani will resign as an executive officer of Vishay Intertechnology, Inc., but will remain a director on Vishay Intertechnology Inc.’s board of directors.

Schedule 3.4(b)
VPG Group Resignations

Effective as of the time of the Separation, Dr. Lior Yahalomi and Mr. William Clancy will resign as directors of VPG.

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